UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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GLU MOBILE INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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GLU MOBILE INC.
2207 Bridgepointe Parkway, Suite 300
San Mateo, California 94404

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Glu Mobile Inc., a Delaware corporation (“Glu” or the “Company”), will be held on Thursday, August 26, 2010, at 10:00 a.m. Pacific Time, at 2207 Bridgepointe Parkway, San Mateo, California (the “Special Meeting”). At the Special Meeting, our stockholders will be asked to consider and vote upon:

1. Approval of a proposed issuance of 13,495,000 shares of common stock, warrants to purchase up to 6,747,500 shares of common stock and the shares of common stock issuable upon the exercise of the warrants (the “Proposed Issuance”).

2. Transaction of such other business as may properly come before the Special Meeting or before any adjournments or postponements thereof.

The Proposed Issuance is more fully described in the attached proxy statement. We have not received notice of other matters that may be properly presented at the Special Meeting.

Only stockholders of record of our common stock at the close of business on July 28, 2010 are entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof.

Your vote is important. Whether or not you plan to attend the Special Meeting, please cast your vote, as instructed in the enclosed proxy statement as promptly as possible. You are encouraged to vote via the Internet or by telephone. It is convenient and saves the Company significant postage and processing costs.

By Order of the Board,

Kevin S. Chou
Vice President, General Counsel and Secretary

San Mateo, California
August   , 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON AUGUST 26, 2010:

The Proxy Statement for the Special Meeting and accompanying materials are also available online at www.glu.com/investors/specialmeeting.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR A SPECIAL MEETING OF STOCKHOLDERS
INFORMATION ABOUT THE MEETING, MEETING MATERIALS, VOTING AND PROXIES
PROPOSAL NO. 1 APPROVAL OF THE PROPOSED ISSUANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
TRANSACTION OF OTHER BUSINESS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
Annex A
Annex B
Annex C
Annex D

GLU MOBILE INC.
2207 Bridgepointe Parkway, Suite 300
San Mateo, California 94404

PROXY STATEMENT FOR A
SPECIAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE MEETING, MEETING MATERIALS, VOTING AND PROXIES

Date, Time and Place of Meeting

The Board of Directors (the “Board”) of Glu Mobile Inc., a Delaware corporation (“Glu,” the “Company,” “we,” “our” and similar terms), is asking for your proxy for use at a special meeting of stockholders (the “Special Meeting”) and at any adjournments or postponements thereof. We are holding the Special Meeting on Thursday, August 26, 2010, at 10:00 a.m. Pacific Time, at our offices at 2207 Bridgepointe Parkway, San Mateo, California. This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about August   , 2010. The address of our principal executive offices is 2207 Bridgepointe Parkway, Suite 300, San Mateo, California 94404.

Purpose of Meeting

On June 30, 2010, we entered into a purchase agreement (the “Purchase Agreement”) pursuant to which we agreed to issue to certain investors in a private placement an aggregate of 13,495,000 shares of common stock and warrants exercisable to purchase up to 6,747,500 shares of common stock for initial gross proceeds of approximately $13.5 million (the “Private Placement”). The investors in the Private Placement consist of new and existing investors, including SRB Greenway Opportunity Fund (QP), L.P. and SRB Greenway Opportunity Fund, L.P. (collectively, “Greenway”), which is currently one of our largest stockholders. Pursuant to the terms of the Purchase Agreement, we agreed to solicit stockholder approval of the issuance and sale of the securities issuable to the investors in the Private Placement, including the shares of common stock issuable upon the exercise of the warrants (the “Proposed Issuance”), on or prior to September 30, 2010. Stockholder approval of the Proposed Issuance is required under the rules and regulations of the NASDAQ Global Market as described below.

Internet Availability of Proxy Materials

We are mailing printed proxy materials to our stockholders. In addition, you may access the proxy materials online at www.glu.com/investors/specialmeeting.

Record Date; Outstanding Shares; Quorum

Only holders of record of our common stock at the close of business on July 28, 2010 (the “Record Date”) will be entitled to notice of and to vote at the Special Meeting. As of the close of business on the Record Date, there were           shares of our common stock outstanding and entitled to vote, held of record by           stockholders and held beneficially by approximately          stockholders.

Pursuant to our Bylaws, a majority of the outstanding shares of common stock, present in person or by proxy, will constitute a quorum for the transaction of business. We must have a quorum to transact business at the Special Meeting. Each of our stockholders is entitled to one vote for each share of common stock held as of the Record Date. For ten days before the Special Meeting, a complete list of stockholders entitled to vote at the Special Meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at our principal executive office at 2207 Bridgepointe Parkway, Suite 300, San Mateo, California 94404.

Voting of Proxies; Revocation of Proxies; Votes Required

Stockholders are requested to complete, date, sign and return the accompanying proxy card in the enclosed postage-paid envelope. All properly executed, returned and unrevoked proxies will be voted in accordance with the instructions indicated thereon. Signed but unmarked proxies will be voted FOR the approval of the Proposed Issuance. The Board does not know of, and does not intend to bring, any business before the Special Meeting other than that referred to in this proxy statement and specified in the Notice of Special Meeting. As to any other business that may properly come before the Special Meeting, including any motion made for adjournment of the Special Meeting (including for purposes of soliciting additional votes), signing and returning the proxy card will confer discretionary authority on the proxies (Niccolo M. de Masi and Eric R. Ludwig, who have been designated by the Board) to vote all shares covered by the proxy card in their discretion. Any stockholder who has given a proxy may revoke it at any time before it is exercised at the Special Meeting by (1) filing a written notice of revocation with, or delivering a duly executed proxy bearing a later date to, the Corporate Secretary of Glu, 2207 Bridgepointe Parkway, Suite 300, San Mateo, California 94404 or (2) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not, by itself, revoke a proxy).

Approval of the Proposed Issuance requires the affirmative vote of a majority of the votes cast in person or by proxy at the Special Meeting.

Voting Agreements

Under the terms of voting agreements entered into between Greenway and each of BAVP, L.P., Cypress Capital Management LP, GGV II Entrepreneurs Fund L.P., Granite Global Ventures II L.P., Nanocap Fund, L.P, New Enterprise Associates 10, L.P., Orphan Fund, L.P and Tristan Partners, L.P., each party has agreed, subject to the terms and conditions set forth in each respective voting agreement, to vote the shares of our common stock subject to the voting agreement for the Proposed Issuance. Greenway and the parties to the voting agreements collectively beneficially own and are entitled to vote 15,440,076 shares of our common stock, or approximately 50.     % of the shares of our common stock outstanding on the Record Date. Please refer to the section of this proxy statement entitled “Proposal No. 1 — Approval of the Proposed Issuance — Voting Agreements.”

Some of the members of the Board have interests and arrangements that could affect their decision to support or approve the Proposed Issuance. Please refer to the section of this proxy statement entitled “Proposal No. 1 — Approval of the Proposed Issuance — Interests of Certain Persons in the Private Placement.”

Effect of Abstentions

If an executed proxy is returned and the stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the Special Meeting for purposes of determining a quorum on all proposals but will not be deemed to be votes cast at the Special Meeting. As such, an abstention will have no effect on the outcome of the approval of the Proposed Issuance.

Effect of “Broker Non-Votes”

If an executed proxy is returned by a broker, bank or other agent holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on a proposal (“broker non-votes”), such shares will be considered present at the Special Meeting for purposes of determining a quorum on all proposals but will not be deemed to be votes cast at the Special Meeting. As such, broker non-votes will have no effect on the outcome of the approval of the Proposed Issuance.

Voting Electronically via the Internet or by Telephone

General Information for all Shares Voted via the Internet or by Telephone

Stockholders whose shares are registered in their own name may choose to grant a proxy to vote their shares either via the Internet or by telephone. The laws of Delaware, under which we are incorporated, specifically permit electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of elections can determine that such proxy was authorized by the stockholder.

The Internet and telephone voting procedures set forth below, as well as on the enclosed proxy card, are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ voting instructions have been properly recorded. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record may go to http://www.voteproxy.com to grant a proxy to vote their shares via the Internet. They will be required to provide the control number contained on their proxy cards. The voter will then be asked to complete an electronic proxy card. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-800-776-9437 from within the United States (1-718-921-8500 from outside of the United States) and following the recorded instructions.

You may use the Internet or your touch-tone telephone to vote your proxy 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on August 25, 2010. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Special Meeting.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose shares are held in street name receive voting instruction forms from their banks, brokers or other agents, rather than our proxy card.

If on the Record Date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials have been forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered the stockholder of record for purposes of voting at the Special Meeting.

As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name, and confirming your beneficial ownership of our shares, from your broker, bank or other agent.

Solicitation of Proxies and Expenses

We will bear the cost of the solicitation of proxies from our stockholders in the enclosed form. Our directors, officers and employees, without additional compensation, may solicit proxies by mail, telephone, letter, facsimile, electronically or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, we will reimburse such record holders for their reasonable expenses incurred for forwarding such materials.

Voting Results

The preliminary voting results will be announced at the Special Meeting. The final voting results will be tallied by our Inspector of Elections and published in a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission (the “SEC”) within four business days of the Special Meeting.

Delivery of Voting Materials to Stockholders Sharing an Address

To reduce the expense of delivering duplicate materials to stockholders sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of the proxy materials sent to stockholders until such time as one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce duplicate mailings and save printing costs and postage fees, as well as natural resources.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

How to Obtain a Separate Set of Voting Materials

If you received a householded mailing this year, and you would like to have additional copies of the proxy materials mailed to you, please submit your request to Investor Relations, Glu Mobile Inc., 2207 Bridgepointe Parkway, Suite 300, San Mateo, California 94404, or call (650) 532-2400. You may also contact us at the address or phone number above if you received multiple copies of the Special Meeting materials and would prefer to receive a single copy in the future. If you would like to opt out of householding for future mailings, call (800) 542-1061 or send a written request to Investor Relations at the above address.

Stockholder Proposals for the 2011 Annual Meeting of Stockholders

Any stockholder who intends to present a proposal for inclusion in Glu’s 2011 proxy statement and form of proxy must submit the proposal, in writing, so that the Corporate Secretary receives it at our principal executive offices by December 31, 2010. Any stockholder who wishes to bring a proposal or nominate a person for election to the Board at the 2011 Annual Meeting of Stockholders must provide written notice of the proposal or nomination to Glu’s Corporate Secretary, at our principal executive offices, between February 18, 2011 and March 20, 2011. In addition, our stockholders must comply with the procedural requirements in our bylaws, which stockholders can obtain from us upon request. Our bylaws are also on file with the SEC.

PROPOSAL NO. 1

APPROVAL OF THE PROPOSED ISSUANCE

Proposal

We are asking stockholders to approve the proposed issuance of 13,495,000 shares of common stock, warrants to purchase up to 6,747,500 shares of common stock and the shares of common stock issuable upon the exercise of the warrants in connection with the Private Placement. The purchase price of each share of common stock being issued in the Private Placement is $1.00, and the exercise price of each warrant is $1.50 per share.

Background of the Proposed Issuance

Niccolo M. de Masi, our President and Chief Executive Officer, joined Glu on January 4, 2010 and immediately commenced, together with senior management, an overall review of our business and financial condition. We faced significant challenges heading into 2010. Our total revenues for 2009 had declined by approximately 12% compared to 2008 due to both the global economic slowdown and the continued migration of users away from traditional feature phones to more advanced platforms and smartphones, such as Apple’s iPhone, Google’s Android and Research In Motion’s BlackBerry. Our management expected this migration to continue to accelerate in 2010 and, as a result, we expected a continuing decline in our overall revenues in 2010.

The anticipated decline in our revenues was a significant issue facing our Company due to our financial condition and concerns about potential future liquidity needs. We had cash and cash equivalents of $10.5 million as of December 31, 2009, of which $4.7 million represented outstanding borrowings under our credit facility with Silicon Valley Bank. In addition, we owed approximately $11.7 million in principal and accrued interest under the subordinated notes that we issued in December 2008 in connection with our restructuring of the earnout and bonus payments from our acquisition of our MIG subsidiary. The terms of these subordinated notes required us to repay the notes in full during 2010 in four installments.

At the Board’s regularly scheduled meeting on January 28, 2010, Mr. de Masi presented his proposal for the revised strategic direction of the Company, which included (1) focusing our development efforts on publishing games for smartphones, rather than feature phones, (2) developing persistent-state, “freemium” games — games that are downloadable without an initial charge or for a small fee, but which enable a variety of additional features to be accessed for a fee or otherwise monetized through various advertising and offering techniques, and (3) having the majority of these persistent-state, freemium games be predominately based upon our own intellectual property rather than licensed brands. At this meeting, Mr. de Masi and Eric R. Ludwig, our Senior Vice President and Chief Financial Officer, presented management’s preliminary 2010 annual operating plan and reviewed with the Board the constraints on management’s ability to execute the new strategic plan, which primarily involved our available cash resources. Mr. de Masi stated that he believed that if we did not raise at least $10 million in additional capital, it would significantly limit our ability to effectively implement our new strategic plan. The Board determined that in order to maximize stockholder value, it would be necessary to explore the strategic alternatives available to the Company, which potentially included raising capital in order to pursue the revised strategic direction outlined by Mr. de Masi. In addition, the Board recognized that certain Board members and their affiliated venture funds might have an interest in participating in such a strategic transaction with Glu. Accordingly, the Board at this meeting formed a special committee of the Board (the “Special Committee”), initially comprised of Mr. de Masi, Ann Mather, William J. Miller, Richard A. Moran and Ellen F. Siminoff, each of whom is a disinterested director with respect to the Private Placement and other possible strategic alternatives, in order to explore the strategic alternatives available to the Company.

At a meeting held on February 4, 2010, in order to establish an analytical framework for its evaluation of the Company’s strategic alternatives, the Special Committee discussed a broad array of equity and debt financing structures (including private placements, underwritten offerings, registered direct offerings, rights offerings and at-the-market offerings), the potential sale of all or a portion of the Company or its assets, or taking Glu private by either effecting a going private transaction or delisting our common stock with NASDAQ and deregistering our common stock with the SEC. Fenwick & West LLP, our outside corporate counsel (“Fenwick”), advised the Special Committee regarding the advantages and disadvantages of, and its fiduciary obligations with respect to, each of these scenarios. Fenwick also reported to the Special Committee regarding the relative time and expense involved in each type of transaction. The Special Committee instructed management to engage in discussions with, and obtain letters of intent from, third parties with respect to both financing transactions and the sale of assets that had been identified as not being core to our new strategic direction (the “Assets”) so that the Special Committee could better evaluate the optimal course of action for the Company. In addition, the Special Committee authorized management to negotiate a new engagement letter with a financial advisor (the “Financial Advisor”) so that the Financial Advisor could assist management and the Special Committee with respect to potentially selling the Assets; our previous engagement letter with the Financial Advisor had expired in December 2009 and the “tail period” of such engagement letter was still operative.

On February 10, 2010, we entered into an amendment to our credit facility with Silicon Valley Bank in order to, among other things, revise the EBITDA covenants contained in the credit facility. Due to the decline in our revenues and other issues relating to our business, we would have been in breach of the EBITDA covenant as of March 31, 2010 if we did not enter into this amendment.

In February 2010, we explored and pursued various options for selling the Assets, and effective March 1, 2010, we formally engaged the Financial Advisor to assist us with respect to selling the Assets, and the Financial Advisor began contacting potential buyers.

On March 17, 2010, the Special Committee met to discuss the status of management’s discussions with third parties with respect to both a potential financing transaction and a potential sale of the Assets.

On March 18, 2010, we entered into an additional amendment to our credit facility with Silicon Valley Bank in order to, among other things, extend the maturity date of the credit facility from December 22, 2010 to June 30, 2011. The extension of the maturity date of the credit facility was one of the actions that we undertook to address our liquidity needs for the subsequent twelve-month period. However, our management and the Special Committee continued to believe that we would need to consummate a financing transaction and/or sale of the Assets to provide us with the capital necessary to effectively implement our new strategic plan without significant limitations.

On March 31, 2010 and April 29, 2010, the Special Committee held meetings to discuss the status of management discussions with third parties with respect to both a potential financing transaction and a potential sale of the Assets. During each of these meetings, Fenwick advised the Special Committee regarding its fiduciary obligations with respect to consideration of the potential strategic transactions. In addition, on April 5, 2010, the Special Committee provided the full Board with a general update regarding the status of the exploration of the Company’s strategic alternatives.

During April and the first half of May 2010, management continued engaging in discussions with a large number of parties regarding leading a potential financing transaction. This process culminated in six parties submitting formal term sheets. In addition, management continued its discussions with interested parties with respect to a potential sale of the Assets.

On May 6, 2010, Matthew A. Drapkin was elected to the Board. Because Mr. Drapkin is affiliated with Greenway, one of our largest stockholders and a party with which we had been in discussions regarding a potential financing transaction, he did not participate in any way with the Special Committee’s consideration of the potential financing transactions and other strategic alternatives.

On May 17, 2010, the Special Committee met to discuss the six term sheets that we had received to date regarding a potential financing transaction. These term sheets included a variety of proposed terms and financing structures, including proposals in which we would issue preferred stock and convertible debentures, a standby equity distribution agreement and proposals that would involve an selling a much larger proportion of the Company’s securities resulting in an effective change in control of the Company, which was not attractive to the Special Committee and which it was not pursuing. Included in these proposals was a proposal from Greenway in which we would issue up to $15 million in convertible preferred stock that would convert into common stock at a 5% premium (not to exceed $1.45 per share), would not be redeemable by Glu nor could Glu force conversion into common stock under any circumstance, would have full-ratchet anti-dilution protection and would have a 6% coupon payable in additional shares of preferred stock. In addition, we would be required to issue Greenway warrants to purchase 30% of the shares of common stock into which the preferred stock would be convertible, with such warrants to have an exercise price equal to $1.50 per share and have full-ratchet anti-dilution protection. The Special Committee believed that other proposals were not reasonably likely to be forthcoming, and that the Greenway proposal was the most attractive of the six. The Special Committee reached this conclusion in part because the Greenway proposal would enable some of our current stockholders to participate in the financing. Further, the transaction could be consummated relatively quickly and inexpensively, whereas continuing to seek and execute an alternative such as a full rights offering would also involve an unattractive degree of uncertainty in addition to significant additional expense and delay. However, the Special Committee did not believe it to be in Glu’s best interests to enter into a letter of intent with Greenway on the terms then proposed. The Special Committee instructed management to attempt to negotiate better terms with both Greenway and one of the other parties (“Party A”) that had submitted a term sheet involving the issuance of convertible debentures with restrictive operating covenants, but that was otherwise reasonably similar to Greenway’s term sheet and represented the next most attractive financing alternative available. During the course of the discussions, Fenwick advised the Special Committee regarding its fiduciary obligations with respect to consideration of the potential financing transactions and other strategic alternatives.

Following this meeting of the Special Committee, management continued to negotiate terms with Party A and Greenway during the remainder of May and early June, based on the guidance provided by the Special Committee.

The Special Committee met on June 2, 2010 to discuss the revised proposals from Greenway and Party A. Greenway’s proposal now permitted us to force conversion of the preferred stock if our common stock traded at twice the conversion price of the preferred for 30 consecutive trading days. In addition, we would be allowed to redeem the preferred stock on or after the fourth anniversary of its issuance, but if we failed to do so on such fourth anniversary, (i) the dividend rate would increase by 2% on such anniversary and by an additional 2% each succeeding year, and (ii) the conversion price of the preferred stock would be reset to the higher of (A) the closing price of our common stock on such fourth anniversary or (B) $0.50. Mr. de Masi indicated that he believed Greenway had provided the most compelling proposal of the six term sheets received to date, as it contained the terms most favorable to Glu, did not contain any restrictive operating covenants and enabled some current stockholders to participate. Mr. de Masi informed the Special Committee that in his view this was particularly true since it appeared that Party A had changed its mind regarding leading a financing transaction. In addition, Mr. Ludwig and Mr. de Masi updated the Special Committee regarding the status of discussions with interested parties regarding a sale of the Assets. The Special Committee agreed with management that the Greenway proposal was the most attractive that we had received. However, the Special Committee did not believe it to be in Glu’s best interests to enter into a letter of intent with Greenway on the terms currently proposed, in part due to its reluctance to have Glu issue a preferred security that would complicate our capital structure and have rights superior to those of our common stockholders. The Special Committee therefore instructed management to solicit from Greenway a revised term sheet providing for the issuance and sale of common stock, rather than preferred stock. In addition the Special Committee instructed management to inquire whether any of the other parties that had previously submitted term sheets, as well as the venture funds affiliated with our directors who are not members of the Special Committee, would be interested in leading a financing involving the issuance and sale of common stock. Daniel J. Skaff was added as a member of the Special Committee commencing with this meeting (having been updated regarding the Committee’s and management’s activities), since Mr. Skaff’s affiliated venture fund had recently distributed its holdings to its limited partners and was no longer a possible participant in a strategic transaction with Glu.

Between June 2 and June 4, 2010, management continued to negotiate with Greenway on the terms of its proposed financing.

On June 4, 2010, we also received a revised term sheet from Greenway which provided for a common stock financing on terms substantially similar to those described below in the section entitled “Terms of the Private Placement.” None of the investors that had previously provided financing term sheets nor any of the venture funds affiliated with our directors who are not members of the Special Committee were willing to lead a common stock financing. During the next several days, we engaged in negotiations with Greenway to improve some aspects of the term sheet, including our registration obligations and the period of time for which Greenway would have exclusivity to negotiate a financing transaction. During these negotiations, Greenway made it clear that they would only be willing to lead a common stock financing to the extent we raised at least $10 million, but preferably closer to $15 million, and all of our other significant stockholders also participated in such financing.

On June 10, 2010, the Special Committee authorized us to enter into a term sheet with Greenway for the Private Placement, which term sheet was non-binding except for specified provisions, including a 20-day exclusivity period.

On June 11, 2010, Lowenstein Sandler PC, counsel for Greenway (“Lowenstein”), provided us with drafts of the transaction documents relating to the Private Placement, and we, Fenwick and Lowenstein negotiated and finalized the terms of these documents during the following week.

On June 22, 2010, the Special Committee met to consider approving the Private Placement. At this meeting, Mr. de Masi updated the Special Committee regarding the status of discussions with Greenway and his efforts to secure the necessary $10 million in commitments, which included his intention to contact each of our stockholders holding at least 300,000 shares, or approximately 1% of our outstanding common stock, to provide such stockholders with the opportunity to participate in the Private Placement. Mr. Ludwig then updated the Special Committee regarding the status of negotiations with interested parties regarding a potential sale of the Assets, and advised the Special Committee that no transaction with regard to a potential sale of the Assets was imminent at that time and the timing of a potential sale remained uncertain. Mr. Ludwig next informed the Special Committee that the volume weighted adjusted trading price of our common stock for the previous 30, 60 and 90 days was $1.33, $1.25 and $1.16, respectively, and that, based on those trading prices the price at which we would be issuing common stock to the investors in the Private Placement would represent a 25%, 20% and 14% discount, respectively, which discount was consistent with the market data compiled by an investment banking firm that management had previously provided to the Special Committee. Scott J. Leichtner, the Company’s Senior Corporate Counsel, then reviewed with the Special Committee the near final drafts of the transaction documents for the Private Placement and their key terms. Representatives from Fenwick then advised the Special Committee regarding their fiduciary duties with regard to the Private Placement. The Special Committee considered and discussed the information set forth above, determined that the Private Placement was in the best interests of us and our stockholders and unanimously approved the Private Placement.

Between June 22, 2010 and June 30, 2010, our management continued their efforts to secure the necessary $10 million in commitments, contacting each of our stockholders holding at least 300,000 shares to provide such stockholders with the opportunity to participate in the Private Placement. Management was ultimately able to form a syndicate of investors that agreed to invest nearly $13.5 million in our company.

On June 30, 2010, we and the investors to the Private Placement (the “Investors”) executed the purchase agreement (the “Purchase Agreement”) and certain of the Investors executed the voting agreements.

On July 6, 2010, we issued a press release and filed a Current Report on Form 8-K announcing the Private Placement.

Recommendation of the Special Committee of our Board of Directors and Reasons for the Proposed Issuance

The Special Committee unanimously determined that the Proposed Issuance is advisable and in the best interest of our stockholders and recommended that our stockholders vote in favor of the Proposed Issuance.

In reaching its determination to approve the Proposed Issuance, the Special Committee, applying the experience and judgment of its members, who included several with professional experience valuing securities, with advice from our management and legal advisors, considered a number of factors, including:

•	the fact that the proceeds from the Proposed Issuance will enable us to advance our new strategic direction and the development of persistent-state, freemium products;

•	our financial condition, results of operations, cash flow and liquidity, including our outstanding debt obligations, which required us to raise additional capital for ongoing cash needs;

•	our view that the proceeds from the Proposed Issuance will enhance our balance sheet;

•	current and projected challenging economic and market conditions, and general uncertainty surrounding forecasted economic conditions globally as well as within the mobile gaming industry;

•	the fact that the Proposed Issuance represented the best of several financing and other strategic transaction alternatives resulting from the extensive process undertaken by the Special Committee, with the assistance of our management and our advisors, in soliciting third party indications of interest in both a financing transaction and a potential sale of the Assets;

•	the fact that each of our stockholders who hold at least 300,000 shares, or approximately 1% of our outstanding shares of common stock, was given the opportunity to participate in the Private Placement; and

•	the fact that our stockholders would have an opportunity to approve the Proposed Issuance.

The Special Committee also considered the following factors adverse to the Proposed Issuance:

•	the fact that our stockholders who did not participate in the Private Placement will be diluted and the value of our common stock could be diluted;

•	the fact that the ownership by the Investors of a substantial percentage of our total voting power may make it more difficult and expensive for a third party to pursue a change of control of our company;

•	the fees and expenses to be incurred by us in connection with the Proposed Issuance; and

•	the fact that the covenant in the Proposed Issuance prohibiting “variable rate transactions,” as described in further detail in the section entitled “Terms of the Proposed Issuance — Summary of the Terms of the Purchase Agreement” below, may limit our financing flexibility in the future.

In view of the variety of factors considered in connection with the evaluation of the Proposed Issuance and the complexity of these matters, the Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, in considering the various factors, individual members of the Board may have assigned different weights to different factors.

After evaluating these factors for and against the Proposed Issuance, and based upon their knowledge of our business, financial condition and prospects, and the view of our management, the Special Committee unanimously concluded that the Proposed Issuance is in our best interest and in the best interests of our stockholders, and recommends that all stockholders vote “FOR” the approval of Proposal No. 1 at the Special Meeting.

NASDAQ Stockholder Approval Requirement

Our common stock is listed on The NASDAQ Global Market and trades under the ticker symbol (GLUU). The rules governing companies with securities listed on NASDAQ require stockholder approval in connection with a transaction other than a public offering involving the sale or issuance by the issuer of common stock (or securities convertible into or exchangeable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for a price that is less than the greater of book or market value of the stock. This requirement is set forth in NASDAQ Marketplace Rule 5635(d). Because the Proposed Issuance described in this Proposal No. 1 involves the potential issuance by us of securities convertible into shares of common stock that would represent more than 20% of our currently outstanding common stock at a price below the greater of book or market value of the common stock, stockholder approval is required for the Proposed Issuance. On the date we signed the Purchase Agreement, our common stock closed at $1.30 per share, which is above the $1.00 per share purchase price that we agreed to sell the shares for in the Purchase Agreement. Because our stock may be trading above $1.00 per share on the date the Private Placement closes, we may also be required to obtain stockholder approval of the Proposed Issuance under NASDAQ Marketplace Rule 5635(c), which requires stockholder approval of security issuances at below fair market value to officers, directors, employees or consultants. By approving Proposal No. 1, you are approving the proposal for purposes of the requirements under NASDAQ Marketplace Rules 5635(c) and (d).

Terms of the Proposed Issuance

Under the terms of the Purchase Agreement, we agreed to issue 13,495,000 shares of our common stock and warrants initially exercisable to purchase up to 6,747,500 shares of common stock for initial gross proceeds of approximately $13.5 million (excluding any proceeds we may receive upon exercise of the warrants). We are requesting in this Proposal No. 1 that our stockholders approve the Proposed Issuance. The Proposed Issuance is intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Regulation D “safe harbor” provisions of the Securities Act. Set forth below are the material terms of the Proposed Issuance.

THIS SUMMARY OF THE TERMS OF THE PROPOSED ISSUANCE IS INTENDED TO PROVIDE YOU WITH BASIC INFORMATION CONCERNING THE PROPOSED ISSUANCE; HOWEVER, IT IS NOT INTENDED AS A SUBSTITUTE FOR REVIEWING THE FORM OF PURCHASE AGREEMENT, THE FORM OF WARRANT, THE FORM OF REGISTRATION RIGHTS AGREEMENT AND THE FORM OF VOTING AGREEMENT IN THEIR ENTIRETY, WHICH WE HAVE INCLUDED AS ANNEXES A, B, C AND D, RESPECTIVELY, TO THIS PROXY STATEMENT. YOU SHOULD READ THIS SUMMARY TOGETHER WITH THESE DOCUMENTS.

Summary of the Terms of the Purchase Agreement

The Investors were required to enter into the Purchase Agreement with us in order to participate in the Private Placement. The following discussion provides only a summary of the material terms and conditions of the Purchase Agreement. For a more complete understanding of the Purchase Agreement, we urge you to review the copy of the Purchase Agreement attached hereto as Appendix A, which is incorporated herein by reference. The Purchase Agreement contains representations and warranties by us and the Investors and is not intended to provide any other factual information about us.

Representations and Warranties.  We provided representations and warranties that we believe are customary for transactions of this nature for similar businesses. In addition, each Investor made representations and warranties to us that we believe are customary for transactions of this nature. The representations and warranties in the Purchase Agreement were made only for the purposes of the Purchase Agreement and solely for the benefit of the parties to the Purchase Agreement as of specific dates. The assertions embodied in the representations and warranties are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Purchase Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Purchase Agreement as characterizations of the actual state of facts about us and you should read the Purchase Agreement together with the other information concerning us that we publicly file in reports and statements with the SEC.

Covenants.  The Purchase Agreement contains covenants that we believe are customary for transactions of this nature, including, but not limited to, filing this proxy statement with the SEC, holding the Special Meeting by September 30, 2010 and being prohibited during the next three years from selling securities at a price that is based upon and/or varies with the trading price of our common stock, that is subject to being reset at some future date or at a future determined price, with such sales defined as “variable rate transactions” in the Purchase Agreement.

Conditions to the Closing.  The obligation of the Investors to purchase the shares and warrants on the date the transaction occurs, or the Closing, is subject to the satisfaction or waiver of specified conditions, including, but not limited to, the following: the representations and warranties made by us in the Purchase Agreement being true and correct in all material respects as of the Closing and approval by our stockholders of the Proposed Issuance. Our obligation to issue the shares and warrants at the Closing is subject to, among other things, the satisfaction or waiver of specified conditions, including: the receipt of funds, the accuracy of the representations and warranties made by the Investors in the Purchase Agreement and approval by our stockholders of the issuance and sale of the common stock and warrants, including the shares of common stock issuable upon the exercise of the warrants, in the Private Placement.

Description of Securities to be Issued

Common Stock

As of the Record Date, there were           shares of our common stock outstanding, held by          stockholders of record, and no shares of our preferred stock outstanding. If our stockholders approve this proposal, after the closing of the Private Placement, there will be           shares of our common stock outstanding.

Dividend Rights.  Subject to preferences that may apply to shares of our preferred stock that may be outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that the Board may determine.

Voting Rights.  Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our restated certificate of incorporation, which means that the holders of a majority of our shares of common stock voted can elect all of the directors then standing for election.

No Preemptive or Similar Rights.  Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Right to Receive Liquidation Distributions.  Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding shares of our preferred stock and payment of other claims of creditors.

Fully Paid and Non-assessable.  All of our outstanding shares of common stock are, and the shares of our common stock to be issued in this offering will be, fully paid and non-assessable.

Warrants

Each warrant being issued in connection with the Private Placement has an initial exercise price of $1.50 per share, for potential additional gross proceeds to us of approximately $10.1 million, assuming all of the warrants are exercised for cash. The warrants are immediately exercisable, have a five-year term and provide for weighted-average anti-dilution protection in the event that we issue additional shares of common stock at a price per share below the then-current exercise price of the warrants. The exercise price of the warrants and the number of shares of common stock issuable upon exercise of the warrants are also subject to proportional adjustment for stock splits, reverse stock splits, stock dividends or other reclassifications or combinations of our common stock.

The full text of the form of warrant is attached to this proxy statement as Annex B.

Summary of Registration Obligations

At the closing of the Private Placement, we will enter into a registration rights agreement with the Investors pursuant to which we will agree to file, at our expense, a registration statement with the SEC within 30 days following the closing of the Private Placement to register the shares of common stock being issued in the Private Placement and shares of common stock issuable upon the exercise of the warrants, and to have the SEC declare such registration statement effective within 120 days following the closing of the Private Placement. In the event we do not file the registration statement or have the SEC declare it effective within the time limits described in the preceding sentence, or in the event that we do not maintain the effectiveness of the registration statement (subject to certain allowed delays), we will be required to pay liquidated damages in an amount equal to 1.5% of the aggregate amount invested by each investor for each 30-day period or pro rata portion thereof during which we have failed to satisfy our obligations under the registration rights agreement. Our obligation to maintain an effective registration statement will expire when all securities covered by the registration statement have been sold or are eligible for resale by the holder without restriction pursuant to Rule 144 of the Securities Act.

The full text of the form of registration rights agreement is attached to this proxy statement as Annex C.

Voting Agreements

Under the terms of voting agreements entered into between Greenway and each of BAVP, L.P., Cypress Capital Management LP, GGV II Entrepreneurs Fund L.P., Granite Global Ventures II L.P., Nanocap Fund, L.P, New Enterprise Associates 10, L.P., Orphan Fund, L.P. and Tristan Partners, L.P., each of these stockholders has agreed, subject to the terms and conditions set forth in each respective voting agreement, to vote the shares of our common stock subject to the voting agreement for the approval of the issuance of 13,495,000 shares of common stock and warrants to purchase up to 6,747,500 shares of common stock. The parties to the voting agreements have agreed not to sell, transfer or otherwise dispose of the shares of our common stock beneficially owned by such parties prior to the Special Meeting. Greenway and these individuals and entities collectively beneficially own and are entitled to vote 15,440,076 shares of our common stock, or approximately 50.     % of the shares of our common stock outstanding on the record date.

The full text of the form of voting agreement is attached to this proxy statement as Annex D.

Use of Proceeds

We currently intend to use the net proceeds from the Private Placement for working capital and general corporate purposes, which may include the repayment of indebtedness. Stockholders should understand that we have wide discretion over the use of proceeds.

Dilution and Impact of the Proposed Issuance on Existing Stockholders

The Proposed Issuance will have a dilutive effect on current stockholders who are not participating in the Private Placement in that the percentage ownership of such current stockholders will decline as a result of the Proposed Issuance. In addition, the potential future exercise of the warrants would significantly increase the number of shares of common stock to be outstanding. This means that our current stockholders who are not participating in the Private Placement will own a smaller interest in us as a result of the Proposed Issuance and will have less ability to influence significant corporate decisions requiring stockholder approval. For purposes of example only, a stockholder who did not participate in the Private Placement and who owned 5% of our outstanding shares of common stock as of June 30, 2010, would own approximately 3.5% of the outstanding shares of common stock immediately after the closing of the Private Placement, and would own approximately 3.0% of the outstanding shares of common stock immediately after the closing of the Private Placement assuming the full exercise of the warrants.

Upon the closing of the Private Placement, the Investors will own approximately 65.3% of our outstanding shares of common stock, and if the warrants issued in the Private Placement are immediately exercised in full, the Investors will own approximately 69.9% of our outstanding shares of common stock. Immediately following the closing of the Private Placement, approximately 51.9% of our outstanding shares of common stock, and if the warrants issued in the Private Placement are immediately exercised in full, 52.3% of our outstanding shares of common stock will be held by the following stockholders: New Enterprise Associates 10 L.P.; Stephens Investment Management LLC and affiliated persons; SRB Management, L.P. and affiliated persons; Scale Venture Management I and Granite Global Ventures II L.P. This concentration of voting power could enable these stockholders to control the outcome of any corporate transaction or other matter put to a vote of our stockholders in the future, including a vote for the election of directors and the approval of mergers and other business combinations.

Interests of Certain Persons in the Private Placement

When you consider the Special Committee’s recommendation to vote in favor of Proposal No. 1, you should be aware that our directors and executive officers may have interests in the Private Placement that may be different from, or in addition to, the interests of other of our stockholders. In particular, Matthew A. Drapkin, Hany M. Nada and A. Brooke Seawell, each of whom is a member of the Board, are affiliated with entities that acquired shares in the Private Placement (the “Affiliated Investors”). Mr. Drapkin is also personally investing in the Private Placement. The Private Placement was negotiated by the Special Committee, and none of Messrs. Drapkin, Nada nor Seawell was a member of, nor participated in, any meetings of the Special Committee. The following table sets forth, based on information as of June 30, 2010, the beneficial ownership of each Affiliated Investor in our common stock immediately prior to the closing of the Private Placement, the number of shares of common stock being purchased by each Affiliated Investor in the Private Placement and issuable upon full exercise of the warrants being issued to each Affiliated Investor in the Private Placement, and the beneficial ownership of such Affiliated Investor immediately following the closing of the Private Placement.

	Beneficial Ownership(1)
		Shares of
		Common
		Stock
		Acquired in Private Placement
		Private Placement
	Prior to	Shares Being		After Private Placement
	Closing	Purchased in	Upon	Shares of
	of Private	Private	Exercise of	Common	Percent of
Affiliated Investor	Placement	Placement	Warrants(2)	Stock(3)	Class(4)

New Enterprise Associates 10, L.P.(5)	4,794,443	750,000	350,000	5,919,433	11.5%
SRB Management, L.P. and affiliated persons(6)	2,638,198	3,000,000	1,500,000	7,138,198	13.6
Granite Global Ventures(7)	2,089,177	2,000,000	1,000,000	5,089,177	9.8
Matthew A. Drapkin(8)	2,698,198	3,200,000	1,600,000	7,498,198	14.2
Steven R. Becker(9)	2,638,198	3,200,000	1,600,000	7,438,198	14.1

(1)	Beneficial ownership of each Affiliated Investor is computed on the same basis as that in the table on page 14, including in the footnotes thereto, except as noted in the footnotes below. The affiliate relation of each Affiliated Investor to us is explained in the footnotes below.

(2)	Assumes the full exercise of warrants to purchase shares of common stock, which is shown here for illustrative purposes only.

(3)	Includes the warrants to purchase common stock issued in the Private Placement, as the warrants are immediately exercisable following the closing of the Private Placement.

(4)	Based on 51,033,358 shares of common stock outstanding immediately after the closing of the Private Placement assuming the full exercise of all warrants to purchase 6,747,500 shares of common stock.

(5)	A. Brooke Seawell, one of our directors, is a venture partner of NEA Development Corp., an entity that provides administrative services to both New Enterprise Associates 10, L.P. (“NEA 10”) and NEA Partners 10, L.P.,

which is the sole general partner of NEA 10. Mr. Seawell does not have voting or dispositive power with respect to any of the shares held by these entities, and disclaims beneficial ownership of any securities held by these entities, except to the extent of his proportionate pecuniary interests in these entities.

(6)	Matthew A. Drapkin, one of our directors, is a member of BC Advisors, LLC and a limited partner of SRB Management, L.P. SRB Management, L.P. is the general partner and investment manager of SRB Greenway Opportunity Fund (QP), L.P. and SRB Greenway Opportunity Fund, L.P., which directly owns the shares. BC Advisors, LLC is the general partner of SRB Management, L.P. Mr. Drapkin expressly disclaims beneficial ownership in these securities, except to the extent of his pecuniary interest therein.

(7)	Hany M. Nada, one of our directors, is a managing director of the general partner of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P., which have seven individual managing directors, and shares voting and investment power with respect to the shares held by these entities with the other managing directors of the general partner. Mr. Nada disclaims beneficial ownership of these shares except to the extent of his individual pecuniary interests in these entities.

(8)	Mr. Drapkin’s beneficial ownership in Glu prior to the Private Placement consists of (i) the shares beneficially owned by SRB Management, L.P. and affiliated funds and (ii) 60,000 shares subject to options that are exercisable within 60 days of June 30, 2010. Mr. Drapkin expressly disclaims beneficial ownership in the shares beneficially owned by SRB Management, L.P. and affiliated funds, except to the extent of his pecuniary interest therein. Mr. Drapkin is purchasing 200,000 shares of our common stock and warrants to purchase 100,000 shares of our common stock in the Private Placement.

(9)	Mr. Becker’s beneficial ownership in Glu prior to the Private Placement consists of the shares beneficially owned by SRB Management, L.P. and affiliated funds. Mr. Becker is a member of BC Advisors, LLC and a limited partner of SRB Management, L.P. Mr. Becker expressly disclaims beneficial ownership in the shares beneficially owned by SRB Management, L.P. and affiliated funds, except to the extent of his pecuniary interest therein. Mr. Becker is purchasing 200,000 shares of our common stock and warrants to purchase 100,000 shares of our common stock in the Private Placement.

Each of New Enterprise Associates 10, L.P., Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P. entered into voting agreements with Greenway. Under these voting agreements, each of these stockholders agreed, subject to the terms and conditions set forth in their respective voting agreements, to vote the shares of our common stock subject to their voting agreements for the approval of the Proposed Issuance.

Upon the closing of the Private Placement, the Affiliated Investors, Mr. Drapkin and Mr. Becker will own approximately 35.4% of our outstanding shares of common stock, and if the warrants issued in the Private Placement are immediately exercised in full, they will own approximately 36.7% of our outstanding shares of common stock. This concentration of voting power could enable the Affiliated Investors, Mr. Drapkin and Mr. Becker to exercise considerable influence on our operations or the outcome of corporate transactions and other matters put to a vote of our stockholders in the future, including a vote for the election of directors and the approval of mergers and other business combinations.

Vote Required

Approval of this Proposal No. 1 requires the affirmative vote of a majority of the votes cast in person or by proxy at the Special Meeting.

THE SPECIAL COMMITTEE OF OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE PROPOSED ISSUANCE

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, on an actual basis and on an adjusted basis to give effect to the Proposed Issuance, certain information regarding ownership of our common stock as of June 30, 2010 by:

•	Each of our fiscal 2009 named executive officers;

•	Each of our directors;

•	All current executive officers and directors as a group; and

•	All persons known to us to beneficially own 5% or more of our common stock.

We calculated the “Percent of Class” based on 30,790,858 shares of common stock outstanding on June 30, 2010. In accordance with SEC regulations, we also include shares subject to options that are currently exercisable or will become exercisable within 60 days of June 30, 2010. Those shares are deemed to be outstanding and beneficially owned by the person holding such option for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the persons in this table is as follows: c/o Glu Mobile Inc., 2207 Bridgepointe Parkway, Suite 300, San Mateo, California 94404.

	Beneficial Ownership
	Before Proposed Issuance			After Proposed Issuance
	Number of	Percent of		Number of	Percent of
Name of Beneficial Owner	Shares	Class		Shares	Class†

5% Stockholders:
New Enterprise Associates 10, L.P.(1)	4,794,443	15.6%		5,919,443	13.3%
Stephens Investment Management, LLC and affiliated persons(2)	2,831,956	9.2		4,811,956	10.7
SRB Management, L.P. and affiliated persons(3)	2,638,198	8.6		7,138,198	15.6
BAVP, L.P.(4)	2,400,819	7.8		3,525,819	7.9
Granite Global Ventures(5)	2,089,177	6.8		5,089,177	11.2
Directors and Named Executive Officers:
L. Gregory Ballard(6)	464,406	1.5		464,406	1.0
Alessandro Galvagni(7)	138,746		*	138,746		*
Eric R. Ludwig(8)	335,303	1.1		335,303		*
Kevin S. Chou(9)	140,967		*	140,967		*
Thomas M. Perrault(10)	77,231		*	77,231		*
Niccolo M. de Masi	—		*	—		*
Matthew A. Drapkin(11)	2,698,198	8.8		7,498,198	16.3
Ann Mather(12)	150,051		*	150,051		*
William J. Miller(13)	156,081		*	156,081		*
Hany M. Nada(14)	2,193,895	7.1		5,193,895	11.4
A. Brooke Seawell(15)	98,052		*	98,052		*
Ellen F. Siminoff(16)	133,755		*	133,755		*
All current directors and executive officers as a group (9 persons)(17)	5,906,302	18.5%		13,706,302	28.6%

†	Based on 44,285,858 shares of common stock outstanding immediately after the closing of the Private Placement, assuming no exercise of the warrants to purchase up to 6,747,500 shares of common stock.

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	The information provided with respect to this stockholder is based upon a Schedule 13G/A filed by such stockholder with the SEC on February 5, 2010. All shares beneficially owned prior to the Private Placement are held by New Enterprise Associates 10, L.P. (“NEA 10”), and NEA 10 is purchasing 750,000 shares of common stock and receiving warrants to purchase 375,000 shares of common stock in the Private Placement. NEA Partners 10, L.P., which is the sole general partner of NEA 10, has seven individual general partners, which collectively determine the voting and disposition of the shares. The address for New Enterprise Associates 10, L.P. is 1954 Greenspring Drive, Suite 600, Timonium, Maryland 21093. See footnote (15) regarding the relationship between this stockholder and Mr. Seawell.

(2)	The information with respect to beneficial ownership prior to the Private Placement is based solely upon a Schedule 13G/A filed by the stockholders with the SEC on February 5, 2010. The shares beneficially owned prior to the Private Placement are held directly by certain investment limited partnerships, including Orphan Fund, L.P. (the “Partnerships”), for which Stephens Investment Management, LLC (“SIM”) is the general partner and investment manager. Paul H. Stephens, P. Bartlett Stephens and W. Bradford Stephens are each managing members and owners of SIM and each also holds limited partnership interests in certain of the Partnerships. In the Private Placement, Orphan Fund, L.P. is purchasing 887,012 shares of common stock and receiving warrants to purchase 443,506 shares of common stock and Nanocap Fund, L.P. is purchasing 432,988 shares of common stock and receiving warrants to purchase 216,494 shares of common stock. Each of SIM, Paul H. Stephens, P. Bartlett Stephens, W. Bradford Stephens and the Partnerships expressly disclaims beneficial ownership the securities described in this paragraph, except to the extent of their respective pecuniary interests therein. SIM and the other reporting persons may be deemed to beneficially own the securities owned by the Partnerships insofar as they may be deemed to have the power to direct the voting or disposition of such securities. The address for these persons is One Ferry Building, Suite 255, San Francisco, California 94111.

(3)	The information with respect to beneficial ownership prior to the Private Placement is based solely upon a Schedule 13D/A filed by the stockholders with the SEC on May 10, 2010. The shares beneficially owned prior to the Private Placement are directly held by SRB Greenway Opportunity Fund (QP), L.P. and SRB Greenway Opportunity Fund, L.P., for which SRB Management, L.P. is the general partner and investment manager. BC Advisors, LLC is the general partner of SRB Management, L.P., and Steven R. Becker and Matthew A. Drapkin are the sole members of BC Advisors, LLC and limited partners of SRB Management, L.P. In the Private Placement, SRB Greenway Opportunity Fund (QP), L.P. is purchasing 2,670,000 shares of common stock and receiving warrants to purchase 1,335,000 shares of common stock and SRB Greenway Opportunity Fund, L.P. is purchasing 330,000 shares of common stock and receiving warrants to purchase 165,000 shares of common stock. Each of Mr. Drapkin, SRB Management, L.P. and BC Advisors, LLC expressly disclaims beneficial ownership in the securities described in this paragraph, except to the extent of their respective pecuniary interests therein. The address for these persons is 300 Crescent Court, Suite 1111, Dallas, Texas 75201.

(4)	The information with respect to beneficial ownership prior to the Private Placement is based solely upon a Schedule 13G/A filed by the stockholder with the SEC on February 10, 2009. In the Private Placement, BAVP, L.P. is purchasing 750,000 shares of common stock and receiving warrants to purchase 375,000 shares of common stock. The voting and disposition of our shares held by BAVP, L.P. are determined by the four managing members of Scale Venture Management I, LLC (formerly BA Venture Partners VI, LLC), the ultimate general partner of BAVP, L.P. The address of BAVP, L.P. is 950 Tower Lane, Suite 700, Foster City, California 94404.

(5)	The number of shares beneficially owned prior to the Private Placement consists of 2,048,439 shares held by Granite Global Ventures II L.P. and 40,738 shares held by GGV II Entrepreneurs Fund L.P. In the Private Placement, Granite Global Ventures II L.P. is purchasing 1,961,000 shares of common stock and receiving warrants to purchase 880,500 shares of common stock and GGV II Entrepreneurs Fund L.P. is purchasing 39,000 shares of common stock and receiving warrants to purchase 19,500 shares of common stock. The address of each of these entities is 2494 Sand Hill Road, Suite 100, Menlo Park, California 94025. See footnote (14) regarding the relationship between this stockholder and Mr. Nada.

(6)	Represents 464,406 shares subject to options that are exercisable within 60 days of June 30, 2010. Mr. Ballard resigned as a director, executive officer and employee of Glu effective December 1, 2009.

(7)	Includes 110,934 shares subject to options that are exercisable within 60 days of June 30, 2010. Mr. Galvagni resigned as an executive officer and employee of Glu effective April 12, 2010.

(8)	Includes 278,303 shares subject to options that are exercisable within 60 days of June 30, 2010.

(9)	Includes 137,634 shares subject to options that are exercisable within 60 days of June 30, 2010.

(10)	Includes 29,166 shares subject to options that are exercisable within 60 days of June 30, 2010. Mr. Perrault resigned as an executive officer and employee of Glu effective June 30, 2010.

(11)	The number of shares beneficially owned prior to the Private Placement represents 2,347,997 shares held by SRB Greenway Opportunity Fund (QP), L.P., 290,201 shares held by SRB Greenway Opportunity Fund, L.P. and 60,000 shares subject to options that are exercisable within 60 days of June 30, 2010. In the Private Placement, Mr. Drapkin is purchasing 200,000 shares of common stock and receiving warrants to purchase 100,000 shares of common stock. Mr. Drapkin is a member of BC Advisors, LLC and a limited partners of SRB Management, L.P. SRB Management, L.P. is the general partner and investment manager of SRB Greenway Opportunity Fund (QP), L.P. and SRB Greenway Opportunity Fund, L.P. BC Advisors, LLC is the general partner of SRB Management, L.P. Mr. Drapkin expressly disclaims beneficial ownership in these securities, except to the extent of his pecuniary interest therein.

(12)	Includes 146,385 shares subject to options that are exercisable within 60 days of June 30, 2010.

(13)	Includes 146,081 shares subject to options that are exercisable within 60 days of June 30, 2010.

(14)	The number of shares beneficially owned prior to the Private Placement includes 2,048,439 shares held by Granite Global Ventures II L.P. and 40,738 shares held by GGV II Entrepreneurs Fund L.P. Mr. Nada is a managing director of the general partner of the foregoing entities, which has seven individual managing directors, and shares voting and investment power with respect to the shares held by these entities with the other managing directors of the general partner. Mr. Nada disclaims beneficial ownership of these shares except to the extent of his individual pecuniary interests in these entities. Also includes 104,718 shares subject to options that are exercisable within 60 days of June 30, 2010.

(15)	Represents 10,000 shares held by The Rosemary and A. Brooke Seawell Revocable Trust and 88,052 shares subject to options that are exercisable within 60 days of June 30, 2010. Excludes 4,794,443 shares held by NEA 10. Mr. Seawell is a venture partner of NEA Development Corp., an entity that provides administrative services to NEA 10 and NEA Partners 10, L.P. Mr. Seawell does not have voting or dispositive power with respect to any of the shares held by these entities, and disclaims beneficial ownership of any securities held by them, except to the extent of his respective proportionate pecuniary interests in these entities.

(16)	Represents 133,755 shares subject to options that are exercisable within 60 days of June 30, 2010, of which 25,988 shares, if these options were exercised in full, would be subject to vesting and right of repurchase in our favor upon the individual’s cessation of service prior to vesting.

(17)	Represents the shares included in footnotes (8), (9) and (11) through (16). Includes 1,094,928 shares subject to options that are exercisable within 60 days of June 30, 2010, of which 25,988 shares, if these options were exercised in full, would be subject to vesting and right of repurchase in our favor upon the individual’s cessation of service prior to vesting. Excludes the shares indicated to be excluded in footnote (15).

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the Board knows of no other business that will be conducted at the Special Meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the Special Meeting, or any adjournment or postponement of the Special Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at www.sec.gov, from which interested persons can electronically access our SEC filings.

Any person, including any beneficial owner, to whom this proxy statement is delivered, may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to Investor Relations, Glu Mobile Inc., 2207 Bridgepointe Parkway, Suite 300, San Mateo, California 94404, or call (650) 532-2400. Exhibits to these filings will not be sent unless those exhibits have been specifically incorporated by reference in such filings. If you would like to request documents, please do so by August 19, 2010 in order to receive them before the Special Meeting.

Annex A

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (“Agreement”) is made as of the 30th day of June, 2010 by and among Glu Mobile Inc., a Delaware corporation (the “Company”), and the Investors set forth on the signature pages affixed hereto and such other persons as shall become a party hereto prior to the end of the Extended Signing Period (each an “Investor” and collectively the “Investors”).

Recitals

A. The Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended; and

B. The Investors wish to purchase from the Company, and the Company wishes to sell and issue to the Investors, upon the terms and conditions stated in this Agreement, shares of the Company’s Common Stock, par value $0.0001 per share (together with any securities into which such shares may be reclassified, whether by merger, charter amendment or otherwise, the “Common Stock”), at a purchase price of $1.00 per share (the “Per Share Purchase Price”). For every share of Common Stock purchased by it hereunder, each Investor shall receive 0.5 of a warrant in the form attached hereto as Exhibit A (the “Warrants”), each full Warrant entitling the holder thereof to purchase one share of Common Stock of Common Stock (subject to adjustment) at an exercise price of $1.50 per share (subject to adjustment);

C. Contemporaneous with the sale of the Common Stock and Warrants, the parties hereto will execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and applicable state securities laws.

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.  In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common Control with, such Person.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company’s Knowledge” means the actual knowledge of the executive officers (as defined in Rule 405 under the 1933 Act) of the Company, after due inquiry.

“Confidential Information” means trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, processes, procedures and techniques, research and development information, computer program code, performance specifications, support documentation, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information).

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Effective Date” means the date on which the initial Registration Statement is declared effective by the SEC.

“Effectiveness Deadline” means the date on which the initial Registration Statement is required to be declared effective by the SEC under the terms of the Registration Rights Agreement.

“Execution 8-K” has the meaning set forth in Section 9.7.

“Execution Filing Deadline” has the meaning set forth in Section 9.7.

“Extended Signing Period” means the period commencing on the date hereof and ending on the earliest to occur of (i) the time at which the Company files the Execution 8-K pursuant to the terms of Section 9.7, (ii) the Execution Filing Deadline, (iii) the time at which the Company issues any press release or other public statement relating to the transactions contemplated hereby, and (iv) such time as the Company may determine in its sole discretion.

“Greenway Investors” means the Investors which are Affiliates of SRB Management, L.P.

“Intellectual Property” means all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; and (v) proprietary computer software (including but not limited to data, data bases and documentation).

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, condition (financial or otherwise), business, or prospects of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to perform its obligations under the Transaction Documents.

“Material Contract” means any contract, instrument or other agreement to which the Company or any Subsidiary is a party or by which it is bound which is material to the business of the Company and its Subsidiaries, taken as a whole, including those that have been filed or were required to have been filed as an exhibit to the SEC Filings pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K.

“Nasdaq” means The Nasdaq Global Market.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Proposal” has the meaning set forth in Section 7.7.

“Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Required Investors” means (i) prior to the Closing, any Investor who, together with its Affiliates, agrees to acquire at least $2 million of the Shares offered hereunder, (ii) from and after the Closing, any Investor who, together with its Affiliates beneficially owns (as defined pursuant to Rule 13d-3 under the Exchange Act) at least 2,000,000 shares (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Common Stock occurring after the date hereof) of the Common Stock (including Warrant Shares) offered hereunder (without giving effect to any limitation on the exercise of the Warrants), (iii) prior to the Closing, the Investors agreeing to acquire a majority of the Shares offered hereunder, and (iv) from and after the Closing, the Investors who, together with their respective Affiliates, beneficially own (without giving effect to any limitation on the exercise of the Warrants) a majority of the shares of Common Stock (including Warrant Shares) then beneficially owned by all of the Investors (without giving effect to any limitation on the exercise of the Warrants).

“SEC Filings” has the meaning set forth in Section 4.6.

“Securities” means the Shares, the Warrants and the Warrant Shares.

“Shares” means the shares of Common Stock being purchased by the Investors hereunder.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Transaction Documents” means this Agreement, the Warrants and the Registration Rights Agreement.

“Voting Agreement” means the Voting Agreement in the form attached hereto as Exhibit C.

“Warrant Shares” means the shares of Common Stock issuable upon the exercise of the Warrants.

“1933 Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

2. Purchase and Sale of the Shares and Warrants.  Subject to the terms and conditions of this Agreement, on the Closing Date (as defined below), each of the Investors shall severally, and not jointly, purchase, and the Company shall sell and issue to the Investors, the Shares and Warrants in the respective amounts set forth opposite each Investor’s name on the signature pages attached hereto in exchange for a purchase price equal to the Per Share Purchase Price multiplied by the number of Shares to be purchased by such Investor, as set forth on the signature pages attached hereto (the amount so calculated, such Investor’s “Purchase Price”).

From the date hereof until the end of the Extended Signing Period, the Company shall have the right to include one or more additional Persons as Investors hereunder (each, an “Additional Investor”); provided, however, that prior to the end of the Extended Signing Period (i) the Additional Investor is approved by the Greenway Investors, such approval not to be unreasonably withheld or delayed, (ii) such Additional Investor is an institutional accredited investor, (iii) the representations and warranties set forth in Section 5 of this Agreement are true and correct with respect to such Additional Investor at the time it becomes an “Investor” hereunder, (iv) no inducement or other consideration is offered or paid to an Additional Investor which is not also paid to each Investor already a party hereto, and (v) such Additional Investor executes a counterpart of this Agreement agreeing to be bound by the terms hereof. Any such Additional Investor satisfying the requirements set forth above shall be deemed an “Investor” for all purposes hereunder from and after the time the last of such requirements is met.

3. Closing.  Unless other arrangements have been made with a particular Investor, upon confirmation that the other conditions to closing specified herein have been satisfied or duly waived by the Required Investors, the Company shall deliver to Lowenstein Sandler PC, in trust, a certificate or certificates, registered in such name or names as each Investor may designate, representing the Shares and Warrants to be acquired by such Investor, with instructions that such certificates are to be held for release to each Investor only upon payment in full of such Investor’s Purchase Price to the Company. Unless other arrangements have been made with a particular Investor, upon such receipt by Lowenstein Sandler PC of the certificates, each Investor shall promptly, but no more than one Business Day thereafter, cause a wire transfer in same day funds to be sent to the account of the Company as instructed in writing by the Company, in an amount representing such Investor’s Purchase Price as set forth on the signature pages to this Agreement. On the date (the “Closing Date”) the Company receives the Purchase Price from all of the Investors, the certificates evidencing the Shares and Warrants shall be released to the Investors (the “Closing”). The Closing of the purchase and sale of the Shares and Warrants shall take place at the offices of Lowenstein Sandler PC, 1251 Avenue of the Americas, 18th Floor, New York, New York 10020, or at such other location and on such other date as the Company and the Investors shall mutually agree.

4. Representations and Warranties of the Company.  The Company hereby represents and warrants to the Investors that:

4.1 Organization, Good Standing and Qualification.  Each of the Company and its material Subsidiaries is a corporation duly organized, validly existing and in good standing, to the extent applicable, under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own or lease its properties. Each of the Company and its material Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and could not reasonably be expected to have a Material Adverse Effect. The Company’s Subsidiaries are listed in Exhibit 21.01 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the ‘‘10-K”), except for certain Subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2009.

4.2 Authorization.  The Company has full corporate power and authority and, except for approval of the Proposal by its stockholders as contemplated in Section 7.7, has taken all requisite action on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of the Transaction Documents, (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Securities. The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally and to general equitable principles.

4.3 Capitalization.  The Company has the capitalization set forth in the SEC Filings. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable state and federal securities law and any rights of third parties. Except as described in the SEC Filings, all of the issued and outstanding shares of capital stock of each material Subsidiary have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights, were issued in full compliance with applicable state and federal securities law and any rights of third parties and are owned by the Company, beneficially and of record, subject to no lien, encumbrance or other adverse claim. Except as described in the SEC Filings, no Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Company. Except as described in the SEC Filings and except for awards under the Company’s existing stock plans, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company or any of its Subsidiaries is or may be obligated to issue any equity securities of any kind and except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries is currently in negotiations for the issuance of any equity securities of any kind. Except as described in the SEC Filings and except for the Registration Rights Agreement, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the securityholders of the Company relating to the securities of the Company held by them. Except as described in the SEC Filings and except as provided in the Registration Rights Agreement, no Person has the right to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person, except for rights which have been waived.

The issuance and sale of the Securities hereunder will not obligate the Company to issue shares of Common Stock or other securities to any other Person (other than the Investors) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.

Except as described in the SEC Filings, the Company does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

4.4 Valid Issuance.  The Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Investors), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws. The Warrants have been duly and validly authorized. Upon the due exercise of the Warrants (including the full payment of the exercise price therefor), the Warrant Shares will be validly issued, fully paid and non-assessable free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws and except for those created by the Investors. The Company has reserved a sufficient number of shares of Common Stock for issuance upon the exercise of the Warrants.

4.5 Consents.  Except for approval of the Proposal by its stockholders as contemplated in Section 7.7 and the filing with Nasdaq contemplated in Section 7.4, the execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Securities require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws which the Company undertakes to file within the applicable time periods. Subject to the accuracy of the representations and warranties of each Investor set forth in Section 5 hereof, the Company has taken all action necessary to exempt (i) the issuance and sale of the Securities, (ii) the issuance of the Warrant Shares upon due exercise of the Warrants, and (iii) the other transactions contemplated by the Transaction Documents from the provisions of any stockholder rights plan or other “poison pill” arrangement, any anti-takeover, business combination or control share law or statute binding on the Company or to which the Company or any of its assets and properties may be subject and any provision of the Company’s Certificate of Incorporation or Bylaws that is or could reasonably be expected to become applicable to the Investors as a result of the transactions contemplated hereby, including without limitation, the issuance of the Securities and the ownership, disposition or voting of the Securities by the Investors or the exercise of any right granted to the Investors pursuant to this Agreement or the other Transaction Documents.

4.6 Delivery of SEC Filings; Business.  The Company has made available to the Investors through the EDGAR system, true and complete copies of the Company’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “10-K”), and all other reports filed by the Company pursuant to the 1934 Act since the filing of the 10-K and prior to the date hereof (collectively, the “SEC Filings”). The SEC Filings are the only filings required of the Company pursuant to the 1934 Act for such period. The Company and its Subsidiaries are engaged in all material respects only in the business described in the SEC Filings and the SEC Filings contain an accurate description in all material respects of the business of the Company and its Subsidiaries, taken as a whole.

4.7 Use of Proceeds.  The net proceeds of the sale of the Shares and the Warrants hereunder shall be used by the Company for working capital and general corporate purposes, which may include the repayment of outstanding indebtedness.

4.8 No Material Adverse Change.  Since March 31, 2010, except as identified and described in the SEC Filings, there has not been:

(i) any change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, except for changes in the ordinary course of business which have not had and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

(ii) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Company, or any redemption or repurchase of any securities of the Company;

(iii) any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Company or its Subsidiaries;

(iv) any waiver, not in the ordinary course of business, by the Company or any Subsidiary of a material right or of a material debt owed to it, other than with respect to inter-company debt;

(v) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or a Subsidiary, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company and its Subsidiaries taken as a whole (as such business is presently conducted);

(vi) (A) any change or amendment to the Company’s Certificate of Incorporation or Bylaws, (B) or change to any Material Contract which has had or could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

(vii) any material labor difficulties or labor union organizing activities with respect to employees of the Company or any Subsidiary;

(viii) any material transaction entered into by the Company or a Subsidiary other than inter-company transactions or restructurings or transactions effected in the ordinary course of business;

(ix) the loss of any executive officer (as defined in Rule 405 under the 1933 Act) of the Company;

(x) the loss or overtly threatened loss of any customer which has had or could reasonably be expected to have a Material Adverse Effect; or

(xi) any other event or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect.

4.9 SEC Filings; S-3 Eligibility.

(a) At the time of filing thereof, the SEC Filings complied as to form in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each registration statement and any amendment thereto filed by the Company since January 1, 2007 pursuant to the 1933 Act and the rules and regulations thereunder, as of the date such statement or amendment became effective, complied as to form in all material respects with the 1933 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading; and each prospectus filed pursuant to Rule 424(b) under the 1933 Act, as of its issue date and as of the closing of any sale of securities pursuant thereto did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) The Company is eligible to use Form S-3 to register the disposition of the Registrable Securities (as such term is defined in the Registration Rights Agreement) for sale by the Investors as contemplated by the Registration Rights Agreement.

4.10 No Conflict, Breach, Violation or Default.  Subject to the approval of the Proposal by its stockholders as contemplated in Section 7.7, the execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Securities will not (i) conflict with or result in a breach or violation of (a) any of the terms and provisions of, or constitute a default under the Company’s Certificate of Incorporation or the Company’s Bylaws, both as in effect on the date hereof (true and complete copies of which have been made available to the Investors through the EDGAR system), or (b) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, any Subsidiary or any of their respective assets or properties, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien, encumbrance or other adverse claim upon any of the properties or assets of the Company or any Subsidiary or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Material Contract, except in the case of clauses (i)(b) and (ii) only, such as could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

4.11 Tax Matters.  The Company and each Subsidiary has timely prepared and filed (or timely filed applicable extensions therefore) all material tax returns required to have been filed by the Company or such Subsidiary with all appropriate governmental agencies and timely paid all taxes shown thereon or otherwise owed by it, other than any such taxes which the Company or any Subsidiary are contesting in good faith and for which adequate reserves have been provided and reflected in the Company’s financial statements included in the SEC Filings. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company or any Subsidiary nor, to the Company’s Knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to the Company and its Subsidiaries, taken as a whole. All taxes and other assessments and levies that the Company or any Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due, other than any such taxes which the

Company or any Subsidiary are contesting in good faith and for which adequate reserves have been provided and reflected in the Company’s financial statements included in the SEC Filings. There are no tax liens or claims pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary or any of their respective assets or property. Except as described in the SEC Filings, there are no outstanding tax sharing agreements or other such arrangements between the Company and any Subsidiary or other corporation or entity.

4.12 Title to Properties.  Except as disclosed in the SEC Filings, the Company and each Subsidiary has good and marketable title to all real properties and all other material properties and assets (excluding Intellectual Property assets which are the subject to Section 4.15 of this Agreement) owned by it, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and except as disclosed in the SEC Filings, the Company and each Subsidiary holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

4.13 Certificates, Authorities and Permits.  Each of the Company and its Subsidiaries possesses adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, except to the extent failure to possess such certificates, authorities or permits has not had and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or such Subsidiary, could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

4.14 Labor Matters.

(a) Except as set forth in the SEC Filings, except for a government-required labor organization in Brazil in which all of the employees of the Company’s Brazilian subsidiary are members, and except for labor organizations in China in which some of the employees of the Company’s China subsidiaries are members, the Company is not a party to or bound by any collective bargaining agreements or other agreements with labor organizations. The Company has not violated in any laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, labor organizations or any laws, regulations or orders affecting employment discrimination, equal opportunity employment, or employees’ health, safety, welfare, wages and hours, except for violations which have not had and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate,.

(b) (i) There are no labor disputes existing, or to the Company’s Knowledge, threatened, involving strikes, slow-downs, work stoppages, job actions, disputes, lockouts or any other disruptions of or by the Company’s employees, (ii) there are no unfair labor practices or petitions for election pending or, to the Company’s Knowledge, threatened before the National Labor Relations Board or any other federal, state or local labor commission relating to the Company’s employees, and (iii) no demand for recognition or certification heretofore made by any labor organization or group of employees is pending with respect to the Company.

(c) The Company is, and at all times has been, in compliance in all material respects with all applicable laws respecting employment (including laws relating to classification of employees and independent contractors) and employment practices, terms and conditions of employment, wages and hours, and immigration and naturalization, except for such instances of noncompliance as have not had and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate. There are no claims pending against the Company before the Equal Employment Opportunity Commission or any other administrative body or in any court asserting any violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination Act of 1967, 42 U.S.C. §§ 1981 or 1983 or any other federal, state or local Law, statute or ordinance barring discrimination in employment.

(d) Except as disclosed in the SEC Filings, the Company is not a party to, or bound by, any employment or other contract or agreement that contains any severance, termination pay or change of control liability or obligation, including, without limitation, any “excess parachute payment,” as defined in Section 280G(b) of the Internal Revenue Code.

(e) To the Company’s Knowledge, each of the Company’s employees is a Person who is either a United States citizen, a permanent resident entitled to work in the United States or holds a valid visa. To the Company’s

Knowledge, the Company has no liability for the improper classification by the Company of its employees as independent contractors or leased employees prior to the Closing.

4.15 Intellectual Property.  The Company and the Subsidiaries own, or have obtained valid and enforceable licenses for, or other rights to use, the Intellectual Property necessary for the conduct of the business of the Company and the Subsidiaries as currently conducted and as described in the SEC Filings as being owned or licensed by them, except where the failure to own, license or have such rights has not had and could not reasonably be expected to result in a Material Adverse Effect, individually or in the aggregate. Except as described in the SEC Filings, (i) there is no pending or, to the Company’s Knowledge, threat of any, action, suit, proceeding or claim by others challenging the Company’s or any Subsidiary’s rights in or to, or the validity, enforceability, or scope of, any Intellectual Property owned by or licensed to the Company or any Subsidiary or claiming that the use of any Intellectual Property by the Company or any Subsidiary in their respective businesses as currently conducted infringes, violates or otherwise conflicts with the intellectual property rights of any third party; (ii) to the Company’s Knowledge, the use by the Company or any Subsidiary of any Intellectual Property by the Company or any Subsidiary in their respective businesses as currently conducted does not infringe, violate or otherwise conflict with the intellectual property rights of any third party; and (iii) to the Company’s Knowledge, no Person is infringing any Intellectual Property of the Company or any Subsidiary, except for such instances of infringement as have not had and could not reasonably be expected to have, a Material Adverse Effect, individually or in the aggregate.

4.16 Environmental Matters.  To the Company’s Knowledge, neither the Company nor any Subsidiary is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim has had or could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate; and there is no pending or, to the Company’s Knowledge, threatened investigation that might lead to such a claim.

4.17 Litigation.  Except as described in the SEC Filings, there are no pending actions, suits or proceedings against or affecting the Company, its Subsidiaries or any of its or their properties which, if determined adversely to the Company or the Subsidiary party thereto, would have a Material Adverse Effect, individually or in the aggregate; and to the Company’s Knowledge, no such actions, suits or proceedings are threatened. Except as described in the Company’s definitive proxy statement relating to its 2009 Annual Meeting of Stockholders, neither the Company nor any Subsidiary, nor any director or officer thereof, is or since January 1, 2005 has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. Except as described in the Company’s definitive proxy statement relating to its 2009 Annual Meeting of Stockholders, there has not been, and to the Company’s Knowledge, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the 1933 Act or the 1934 Act.

4.18 Financial Statements.  The financial statements included in each SEC Filing comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement) and present fairly, in all material respects, the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-Q under the 1934 Act). Except as set forth in the financial statements of the Company included in the SEC Filings filed prior to the date hereof, neither the Company nor any of its Subsidiaries has incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

4.19 Insurance Coverage.  The Company and each material Subsidiary maintains in full force and effect insurance coverage that the Company believes is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company and each material Subsidiary.

4.20 Compliance with Nasdaq Continued Listing Requirements.  The Company is in compliance with applicable Nasdaq continued listing requirements. There are no proceedings pending or, to the Company’s Knowledge, threatened against the Company relating to the continued listing of the Common Stock on Nasdaq and the Company has not received any currently pending notice relating to the Company’s compliance with Nasdaq’s continued listing requirements or the potential delisting of the Common Stock from Nasdaq.

4.21 Brokers and Finders.  No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company, other than as previously disclosed to the Investors.

4.22 No Directed Selling Efforts or General Solicitation.  Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities.

4.23 No Integrated Offering.  Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the Securities under the 1933 Act.

4.24 Private Placement.  Assuming the accuracy of the Investors’ representations and warranties set forth in Section 5 hereof, the offer and sale of the Securities to the Investors as contemplated hereby is exempt from the registration requirements of the 1933 Act.

4.25 Questionable Payments.  Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective current or former directors, officers, employees, agents or other Persons acting on behalf of the Company or any Subsidiary, has on behalf of the Company or any Subsidiary or in connection with their respective businesses: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of the Company or any Subsidiary; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.26 Transactions with Affiliates.  Except as disclosed in the SEC Filings or would not be required to be disclosed in the SEC Filings, none of the officers or directors of the Company and, to the Company’s Knowledge, none of the employees of the Company is presently a party to any material transaction with the Company or any Subsidiary (other than as holders of stock awards and/or warrants, and for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Company’s Knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.27 Internal Controls.  The Company is in material compliance with the provisions of the Sarbanes-Oxley Act of 2002 currently applicable to the Company. The Company maintains for itself and the Subsidiaries a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in 1934 Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including the Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed periodic report under the 1934 Act, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the end of the period covered by the most recently filed periodic report under the 1934 Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the 1934 Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 308 of Regulation S-K) or, to the Company’s Knowledge, in other factors that could significantly affect the Company’s internal controls. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the 1934 Act.

4.28 Disclosures.  Neither the Company nor any Person acting on its behalf has provided the Investors or their agents or counsel (other than Investors which have one or more representatives on the Company’s Board of Directors) with any information that constitutes or might constitute material, non-public information, other than the terms of the transactions contemplated hereby.

4.29 Investment Company.  The Company is not required to be registered as, and is not an Affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5. Representations and Warranties of the Investors.  Each of the Investors hereby severally, and not jointly, represents and warrants to the Company that:

5.1 Organization and Existence.  Such Investor is a validly existing corporation, limited partnership or limited liability company and has all requisite corporate, partnership or limited liability company power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.

5.2 Authorization.  The execution, delivery and performance by such Investor of the Transaction Documents to which such Investor is a party have been duly authorized and each will constitute the valid and legally binding obligation of such Investor, enforceable against such Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

5.3 Purchase Entirely for Own Account.  The Securities to be received by such Investor hereunder will be acquired for such Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same and has no arrangement or understanding with any other Persons regarding the distribution of such Securities in violation of the 1933 Act without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws. Such Investor is acquiring the Securities hereunder in the ordinary course of its business. Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Securities for any period of time. Such Investor is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

5.4 Investment Experience.  Such Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.5 Disclosure of Information.  Such Investor has had an opportunity to receive all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Securities. Such Investor acknowledges receipt of copies of the SEC Filings. Neither such inquiries nor any other due diligence investigation conducted by such Investor shall modify, limit or otherwise affect such Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

5.6 Restricted Securities.  Such Investor understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

5.7 Legends.  It is understood that, except as provided below, certificates evidencing the Securities may bear the following or any similar legend:

(a) “The securities represented hereby have not been registered with the Securities and Exchange Commission or the securities commission of any state in reliance upon an exemption from registration under the Securities Act of 1933, as amended, and, accordingly, may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144, or (iii) the Company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933.”

(b) If required by the authorities of any state in connection with the issuance of sale of the Securities, the legend required by such state authority.

5.8 Accredited Investor.  Such Investor is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act. Such Investor was not organized solely for the purpose of acquiring the Securities and is not required to be registered as a broker-dealer under Section 15 of the 1934 Act.

5.9 No General Solicitation.  Such Investor did not learn of the investment in the Securities as a result of any general solicitation or general advertising.

5.10 Brokers and Finders.  No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Investor.

5.11 Prohibited Transactions.  Since the earlier of (a) such time as such Investor was first contacted by the Company or any other Person acting on behalf of the Company regarding the transactions contemplated hereby or (b) thirty (30) days prior to the date hereof, neither such Investor nor any Affiliate of such Investor which (x) had knowledge of the transactions contemplated hereby, (y) has or shares discretion relating to such Investor’s investments or trading or information concerning such Investor’s investments, including in respect of the Securities, or (z) is subject to such Investor’s review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”) has, directly or indirectly, effected or agreed to effect any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the 1934 Act) with respect to the Common Stock, granted any other right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derived any significant part of its value from the Common Stock or otherwise sought to hedge its position in the Securities (each, a “Prohibited Transaction”). Prior to the earliest to occur of (i) the termination of this Agreement, (ii) the Effective Date or (iii) the Effectiveness Deadline, such Investor shall not, and shall cause its Trading Affiliates not to, engage, directly or indirectly, in a Prohibited Transaction. Such Investor acknowledges that the representations, warranties and covenants contained in this Section 5.11 are being made for the benefit of the Investors as well as the Company and that each of the other Investors shall have an independent right to assert any claims against such Investor arising out of any breach or violation of the provisions of this Section 5.11.

5.12.  Consents.  All consents, approvals, orders and authorizations required on the part of such Investor for the execution, delivery or performance of each Transaction Document and the consummation of the transactions contemplated hereby and thereby have been obtained and are effective as of the date hereof.

6. Conditions to Closing.

6.1 Conditions to the Investors’ Obligations.  The obligation of each Investor to purchase the Shares and the Warrants at the Closing is subject to the fulfillment to the satisfaction of the Required Investors, on or prior to the Closing Date, of the following conditions, any of which may be waived by the Required Investors:

(a) The representations and warranties made by the Company in Section 4 hereof qualified as to materiality shall be true and correct at all times prior to and on the Closing Date as so qualified, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date as so qualified, and the representations and warranties made by the Company in Section 4 hereof not qualified as to materiality shall be true and correct in all material respects at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date. The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(b) The Company shall have obtained any and all consents, permits, approvals, registrations and waivers (including, without limitation, approval of the Proposal by its stockholders in accordance with applicable law and the applicable requirements of any stock exchange or market on which the Common Stock is traded or quoted) necessary for consummation of the purchase and sale of the Securities and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.

(c) The Company shall have executed and delivered to the Investors the Registration Rights Agreement.

(d) The Investors shall have received executed counterparts of the Voting Agreements from each of the stockholders listed on Schedule 6.1(d), all of which shall be in full force and effect.

(e) The Company shall have filed with Nasdaq not less than 15 days prior to the Closing a Notification Form: Listing of Additional Shares for the listing of the Shares and the Warrant Shares on Nasdaq and the Company shall have received no written notification from Nasdaq that it objects to the listing of the Shares and the Warrant Shares, which objection has not been resolved on or prior to the Closing Date.

(f) The Company shall have received gross proceeds from the sale of the Shares and Warrants as contemplated hereby of at least Ten Million Dollars ($10,000,000).

(g) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(h) The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (a), (b), (g) and (k) of this Section 6.1.

(i) The Company shall have delivered a Certificate, executed on behalf of the Company by its Secretary, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company (and/or any committee thereof) approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Securities, certifying the current versions of the Certificate of Incorporation and Bylaws of the Company and certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company.

(j) The Investors shall have received an opinion from Fenwick & West, the Company’s counsel, dated as of the Closing Date, to the effect previously agreed to by the Company and the Investors.

(k) No stop order or suspension of trading shall have been imposed by Nasdaq, the SEC or any other U.S. governmental or regulatory body with respect to public trading in the Common Stock.

6.2 Conditions to Obligations of the Company.  The Company’s obligation to sell and issue the Shares and the Warrants at the Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a) The representations and warranties made by the Investors in Section 5 hereof, other than the representations and warranties contained in Sections 5.3, 5.4, 5.5, 5.6, 5.7, 5.8 and 5.9 (the “Investment Representations”), shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date. The Investment Representations shall be true and correct in all respects when made, and shall be true and correct in all respects on the Closing Date with the same force and effect as if they had been made on and as of said date. The Investors shall have performed in all material respects all obligations and covenants herein required to be performed by them on or prior to the Closing Date.

(b) The Investors shall have executed and delivered the Registration Rights Agreement.

(c) The Investors shall have delivered the Purchase Price to the Company.

(d) The Company shall have obtained the approval of the Proposal by its stockholders in accordance with applicable law and the applicable requirements of any stock exchange or market on which the Common Stock is traded or quoted.

(e) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(f) The Company shall have received gross proceeds from the sale of the Shares and Warrants as contemplated hereby of at least Ten Million Dollars ($10,000,000).

6.3 Termination of Obligations to Effect Closing; Effects.

(a) The obligations of the Company, on the one hand, and the Investors, on the other hand, to effect the Closing shall terminate as follows:

(i) Upon the mutual written consent of the Company and the Required Investors;

(ii) By the Company if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by the Company;

(iii) By an Investor (with respect to itself only) if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment, and shall not have been waived by the Investor; or

(iv) By either the Company or any Investor (with respect to itself only) if the Closing has not occurred on or prior to October 31, 2010;

provided, however, that, except in the case of clause (i) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Documents if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

(b) In the event of termination by the Company or any Investor of its obligations to effect the Closing pursuant to this Section 6.3, written notice thereof shall forthwith be given to the other Investors by the Company and the other Investors shall have the right to terminate their obligations to effect the Closing upon written notice to the Company and the other Investors. Nothing in this Section 6.3 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

7. Covenants and Agreements of the Company.

7.1 Reservation of Common Stock.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the exercise of the Warrants, such number of shares of Common Stock as shall from time to time equal the number of shares sufficient to permit the exercise of the Warrants issued pursuant to this Agreement in accordance with their respective terms.

7.2 No Conflicting Agreements.  The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to the Investors under the Transaction Documents.

7.3 Compliance with Laws.  The Company will comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all governmental authorities, except for such instances of noncompliance as would not have a Material Adverse Effect, individually or in the aggregate.

7.4 Listing of Underlying Shares and Related Matters.  Promptly following the date hereof, the Company shall take all necessary action to cause the Shares and the Warrant Shares to be listed on Nasdaq no later than the Closing Date. Further, if the Company applies to have its Common Stock or other securities traded on any other principal stock exchange or market, it shall include in such application the Shares and the Warrant Shares and will take such other action as is necessary to cause such Common Stock to be so listed. The Company will use commercially reasonable efforts to continue the listing and trading of its Common Stock on Nasdaq and, in accordance, therewith, will use commercially reasonable efforts to comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable.

7.5 Termination of Covenants.  The provisions of Sections 7.1 through 7.3 shall terminate and be of no further force and effect on the date on which the Company’s obligations under the Registration Rights Agreement to register or maintain the effectiveness of any registration covering the Registrable Securities (as such term is defined in the Registration Rights Agreement) shall terminate.

7.6 Removal of Legends.  In connection with any sale or disposition of the Securities by an Investor pursuant to Rule 144 or pursuant to any other exemption under the 1933 Act such that the purchaser acquires freely tradable shares and upon compliance by the Investor with the requirements of this Agreement, the Company shall or, in the case of Common Stock, shall cause the transfer agent for the Common Stock (the “Transfer Agent”) to issue replacement certificates representing the Securities sold or disposed of without restrictive legends. Upon the earlier of (i) registration for resale pursuant to the Registration Rights Agreement or (ii) the Shares becoming freely tradable by a non-affiliate pursuant to Rule 144 the Company shall (A) deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall reissue a certificate representing shares of Common Stock without legends upon receipt by such Transfer Agent of the legended certificates for such shares, together with either (1) a customary representation by the Investor that Rule 144 applies to the shares of Common Stock represented thereby or (2) a statement by the Investor that such Investor has sold the shares of Common Stock represented thereby in accordance with the Plan of Distribution contained in the Registration Statement, and (B) cause its counsel to deliver to the Transfer Agent one or more blanket opinions to the effect that the removal of such legends in such circumstances may be effected under the 1933 Act. From and after the earlier of such dates, upon an Investor’s written request, the Company shall promptly cause certificates evidencing the Investor’s Securities to be replaced with certificates which do not bear such restrictive legends, and Warrant Shares subsequently issued upon due exercise of the Warrants shall not bear such restrictive legends provided the provisions of either clause (i) or clause (ii) above, as applicable, are satisfied with respect to such Warrant Shares. When the Company is required to cause an unlegended certificate to replace a previously issued legended certificate, if: (1) the unlegended certificate is not delivered to an Investor within five (5) Business Days of submission by that Investor of a legended certificate and supporting documentation to the Transfer Agent as provided above and (2) prior to the time such unlegended certificate is received by the Investor, the Investor, or any third party on behalf of such Investor or for the Investor’s account, purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Investor of shares represented by such certificate (a “Buy-In”), then the Company shall pay in cash to the Investor (for costs incurred either directly by such Investor or on behalf of a third party) the amount by which the total purchase price paid for Common Stock as a result of the Buy-In (including brokerage commissions, if any)

exceeds the proceeds received by such Investor as a result of the sale to which such Buy-In relates. The Investor shall provide the Company written notice indicating the amounts payable to the Investor in respect of the Buy-In.

7.7 Proxy Statement; Stockholders Meeting.  (a) Promptly following the execution and delivery of this Agreement the Company shall take all action necessary to call a meeting of its stockholders (the “Stockholders Meeting”), which shall occur not later than September 30, 2010 (the “Stockholders Meeting Deadline”), for the purpose of seeking approval of the Company’s stockholders for the issuance and sale to the Investors of the Securities under Nasdaq rules (the “Proposal”). In connection therewith, the Company will promptly prepare and file with the SEC proxy materials (including a proxy statement and form of proxy) for use at the Stockholders Meeting and, after receiving and promptly responding to any comments of the SEC thereon, shall promptly mail such proxy materials to the stockholders of the Company. Each Investor shall promptly furnish in writing to the Company such information relating to such Investor and its investment in the Company as the Company may reasonably request for inclusion in the Proxy Statement. The Company will comply with Section 14(a) of the 1934 Act and the rules promulgated thereunder in relation to any proxy statement (as amended or supplemented, the “Proxy Statement”) and any form of proxy to be sent to the stockholders of the Company in connection with the Stockholders Meeting, and the Proxy Statement shall not, on the date that the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or the Stockholders Meeting which has become false or misleading. If the Company should discover at any time prior to the Stockholders Meeting, any event relating to the Company or any of its Subsidiaries or any of their respective Affiliates, officers or directors that is required to be set forth in a supplement or amendment to the Proxy Statement, in addition to the Company’s obligations under the 1934 Act, the Company will promptly inform the Investors thereof.

(b) Subject to their fiduciary obligations under applicable law (as determined in good faith by the Special Committee of the Company’s Board of Directors (the “Committee”) after consultation with the Committee’s counsel), the Committee shall recommend to the Company’s stockholders that the stockholders vote in favor of the Proposal (the “Committee Recommendation”) and take all commercially reasonable action to solicit the approval of the stockholders for the Proposal unless the Committee shall have modified, amended or withdrawn the Committee Recommendation pursuant to the provisions of the immediately succeeding sentence. The Company covenants that the Committee shall not modify, amend or withdraw the Committee Recommendation unless the Committee (after consultation with the Committee’s outside counsel) shall determine in the good faith exercise of its business judgment that maintaining the Committee Recommendation would violate its fiduciary duty to the Company’s stockholders. Whether or not the Committee modifies, amends or withdraws the Committee Recommendation pursuant to the immediately preceding sentence, the Company shall in accordance with Section 146 of the Delaware General Corporation Law and the provisions of its Certificate of Incorporation and Bylaws, (i) take all action necessary to convene the Stockholders Meeting as promptly as practicable, but no later than the Stockholders Meeting Deadline, to consider and vote upon the approval of the Proposal and (ii) submit the Proposal at the Stockholders Meeting to the stockholders of the Company for their approval.

7.8 Subsequent Equity Sales.

(a) From the date hereof until the earlier of (i) three years from the Closing Date or (ii) such time as no Investor holds any of the Securities, the Company shall be prohibited from effecting or entering into an agreement to effect any “Variable Rate Transaction”. The term “Variable Rate Transaction” shall mean a transaction in which the Company issues or sells (i) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into any agreement, including, but not limited to, an equity line of credit, whereby the Company may sell securities at a future determined price. For the avoidance of doubt, the issuance of a security which is subject to customary anti-dilution protections, including where the conversion, exercise or exchange price is subject to adjustment as a result of stock splits, reverse stock splits and other similar recapitalization or reclassification events, shall not be deemed to be a “Variable Rate Transaction.”

(b) The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the 1933 Act) that will be integrated with the offer or sale of the Securities in a manner that would require the registration under the 1933 Act of the sale of the Securities to the Investors, or that will be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any trading market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

7.9 Equal Treatment of Investors.  No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents. For clarification purposes, this provision constitutes a separate right granted to each Investor by the Company and negotiated separately by each Investor, and is intended for the Company to treat the Investors as a class and shall not in any way be construed as the Investors acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

8. Survival and Indemnification.

8.1 Survival.  The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing of the transactions contemplated by this Agreement.

8.2 Indemnification.  The Company agrees to indemnify and hold harmless each Investor and its Affiliates and their respective directors, officers, trustees, members, managers, employees and agents, and their respective successors and assigns, from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements (subject to Section 8.3 below) and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) (collectively, “Losses”) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under the Transaction Documents, and will reimburse any such Person for all such amounts as they are incurred by such Person.

8.3 Conduct of Indemnification Proceedings.  Any person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (a) the indemnifying party has agreed to pay such fees or expenses, or (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (c) in the reasonable judgment of any such person, based upon written advice of its counsel, a conflict of interest exists between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person); and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. The Company shall not be liable to any indemnified party under this Agreement (i) for any settlement by such indemnified party effected without the Company’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, or (ii) for any Losses incurred by such indemnified party which a court of competent jurisdiction determines in a final judgment which is not subject to further appeal are solely attributable to (A) a breach of any of the representations, warranties, covenants or agreements made by such indemnified party in this Agreement or in any other Transaction Document or (B) the fraud, gross negligence or willful misconduct of such indemnified party.

9. Miscellaneous.

9.1 Successors and Assigns.  This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Investors, as applicable, provided, however, that an Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a third party acquiring some or all of its Securities in a transaction complying with applicable securities laws without the prior written consent of the Company or the other Investors. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Without limiting the generality of the foregoing, in the event that the Company is a party to a merger, consolidation, share exchange or similar business combination transaction in which the Common Stock is converted into the equity securities of another Person, from and after the effective time of such transaction, such Person shall, by virtue of such transaction, be deemed to have assumed the obligations of the Company hereunder, the term “Company” shall be deemed to refer to such Person and the term “Shares” shall be deemed to refer to the securities received by the Investors in connection with such transaction. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.2 Counterparts; Faxes.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile, which shall be deemed an original.

9.3 Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.4 Notices.  Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

Glu Mobile Inc.
2207 Bridgepointe Parkway, Suite 300
San Mateo, California 94404
Attention:  General Counsel
Fax:  650-403-1018

With a copy to:

Fenwick & West LLP
801 California Street
Mountain View, California 94041
Attention:  David A. Bell
Fax:  650-938-5200

If to the Investors:

to the addresses set forth on the signature pages hereto.

9.5 Expenses.  The parties hereto shall pay their own costs and expenses in connection herewith, except that the Company shall pay the reasonable fees and expenses of Lowenstein Sandler PC not to exceed $40,000, regardless of whether the transactions contemplated hereby are consummated; it being understood that Lowenstein Sandler PC has only rendered legal advice to the Greenway Investors participating in this transaction and not to the Company or any other Investor in connection with the transactions contemplated hereby, and that each of the Company and each Investor has relied for such matters on the advice of its own respective counsel. Such expenses shall be paid upon demand upon presentation of summary invoices for such expenses. In the event that legal proceedings are commenced by any party to this Agreement against another party to this Agreement in connection with this Agreement or the other Transaction Documents, the party or parties which do not prevail in such proceedings shall severally, but not jointly, pay their pro rata share of the reasonable attorneys’ fees and other reasonable out-of-pocket costs and expenses incurred by the prevailing party in such proceedings.

9.6 Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Required Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such Securities, and the Company.

9.7 Publicity.  Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Investors without the prior consent of the Company (in the case of a release or announcement by the Investors) or the Investors (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company or the Investors, as the case may be, shall allow the Investors or the Company, as applicable, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance. Following the entry into the Transaction Documents, the Company shall have the right, but not the obligation, to issue a press release disclosing the entry into the Transaction Documents and the transactions contemplated thereby. The Company shall file with the SEC a Current Report on Form 8-K (the “Execution 8-K”) disclosing the entry into the Transaction Documents and the transactions contemplated thereby not later than 5:30 p.m. (New York City time) on the fourth Business Day immediately following the date hereof (the “Execution Filing Deadline”). By 8:30 a.m. (New York City time) on the Business Day immediately following the Closing Date, the Company shall issue a press release disclosing the consummation of the transactions contemplated by this Agreement. No later than 5:30 p.m. (New York City time) on the fourth Business Day following the Closing Date, the Company will file a Current Report on Form 8-K attaching the press release described in the foregoing sentence as well as copies of the Transaction Documents. In addition, the Company will make such other filings and notices in the manner and time required by the SEC or Nasdaq.

9.8 Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

9.9 Entire Agreement.  This Agreement, including the Exhibits and the Disclosure Schedules, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

9.10 Further Assurances.  The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

9.11 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

9.12 Independent Nature of Investors’ Obligations and Rights.  The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document. The decision of each Investor to purchase Securities pursuant to the Transaction Documents has been made by such Investor independently of any other Investor. Nothing contained herein or in any Transaction Document, and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no Investor will be acting as agent of such Investor in connection with monitoring its investment in the Securities or enforcing its rights under the Transaction Documents. Each Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose. The Company acknowledges that each of the Investors has been provided with the same Transaction Documents for the purpose of closing a transaction with multiple Investors and not because it was required or requested to do so by any Investor.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

GLU MOBILE INC.

By:
Name:
Title:

By:
Name:
Title:
Aggregate Purchase Price: $
Number of Shares:
Number of Warrants:

Address for Notice:

Annex B

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, ACCORDINGLY, MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933.

SUBJECT TO THE PROVISIONS OF SECTION 10 HEREOF, THIS WARRANT SHALL BE VOID AFTER 5:00 P.M. EASTERN TIME ON [FIFTH ANNIVERSARY OF THE CLOSING DATE] (THE “EXPIRATION DATE”).

No.

GLU MOBILE INC.

WARRANT TO PURCHASE           SHARES OF
COMMON STOCK, PAR VALUE $0.0001 PER SHARE

For VALUE RECEIVED,           (“Warrantholder”), is entitled to purchase, subject to the provisions of this Warrant, from Glu Mobile Inc., a Delaware corporation (“Company”), at any time not later than 5:00 P.M., Eastern time, on the Expiration Date (as defined above), at an exercise price per share equal to $1.50 (the exercise price in effect being herein called the “Warrant Price”),           shares (“Warrant Shares”) of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”). The number of Warrant Shares purchasable upon exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time as described herein. This Warrant is being issued pursuant to the Purchase Agreement, dated as of June 30, 2010 (the “Purchase Agreement”), among the Company and the initial holders of the Company Warrants (as defined below). Capitalized terms used herein have the respective meanings ascribed thereto in the Purchase Agreement unless otherwise defined herein.

Section 1.  Registration.  The Company shall maintain books for the transfer and registration of the Warrant. Upon the initial issuance of this Warrant, the Company shall issue and register the Warrant in the name of the Warrantholder.

Section 2.  Transfers.  As provided herein, this Warrant may be transferred only pursuant to a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption from such registration. Subject to such restrictions, the Company shall transfer this Warrant from time to time upon the books to be maintained by the Company for that purpose, upon surrender hereof for transfer, properly endorsed or accompanied by appropriate instructions for transfer and such other documents as may be reasonably required by the Company, including, if required by the Company, an opinion of its counsel to the effect that such transfer is exempt from the registration requirements of the Securities Act, to establish that such transfer is being made in accordance with the terms hereof, and a new Warrant shall be issued to the transferee and the surrendered Warrant shall be canceled by the Company.

Section 3.  Exercise of Warrant.  Subject to the provisions hereof, the Warrantholder may exercise this Warrant, in whole or in part, at any time prior to its expiration upon surrender of the Warrant, together with delivery of a duly executed Warrant exercise form, in the form attached hereto as Appendix A (the “Exercise Agreement”) and payment by cash, certified check or wire transfer of funds (or, in certain circumstances, by cashless exercise as provided below) of the aggregate Warrant Price for that number of Warrant Shares then being purchased, to the Company during normal business hours on any business day at the Company’s principal executive offices (or such other office or agency of the Company as it may designate by notice to the Warrantholder). The Warrant Shares so purchased shall be deemed to be issued to the Warrantholder or the Warrantholder’s designee, as the record owner of such shares, as of the close of business on the date on which this Warrant shall have been surrendered (or the date evidence of loss, theft or destruction thereof and security or indemnity satisfactory to the Company has been provided to the Company), the Warrant Price shall have been paid and the completed Exercise Agreement shall have been delivered. Certificates for the Warrant Shares so purchased shall be delivered to the Warrantholder within a reasonable time, not exceeding five (5) business days, after this Warrant shall have been so exercised. The certificates so delivered shall be in such denominations as may be requested by the Warrantholder and shall be registered in the name of the Warrantholder or such other name as shall be designated by the Warrantholder, as specified in the Exercise Agreement. If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall, at its expense, at the time of delivery of such certificates, deliver to the Warrantholder a new Warrant representing the right to purchase the number of shares with respect to which this Warrant shall not then have been exercised. As used herein, “business day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business. Each exercise hereof shall constitute the re-affirmation by the Warrantholder that the representations and warranties contained in Section 5 of the Purchase Agreement are true and correct in all material respects with respect to the Warrantholder as of the time of such exercise.

If (1) a certificate representing the Warrant Shares is not delivered to the Warrantholder within five (5) Business Days of the due exercise of this Warrant by the Warrantholder and (2) prior to the time such certificate is received by the Warrantholder, the Warrantholder, or any third party on behalf of the Warrantholder or for the Warrantholder’s account, purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Warrantholder of shares represented by such certificate (a “Buy-In”), then the Company shall pay in cash to the Warrantholder (for costs incurred either directly by such Warrantholder or on behalf of a third party) the amount by which the total purchase price paid for Common Stock as a result of the Buy-In (including brokerage commissions, if any) exceeds the proceeds received by such Warrantholder as a result of the sale to which such Buy-In relates. The Warrantholder shall provide the Company written notice indicating the amounts payable to the Warrantholder in respect of the Buy-In.

Section 4.  Compliance with the Securities Act of 1933.  Except as provided in the Purchase Agreement, the Company may cause the legend set forth on the first page of this Warrant to be set forth on each Warrant, and a similar legend on any security issued or issuable upon exercise of this Warrant, unless counsel for the Company is of the opinion as to any such security that such legend is unnecessary.

Section 5.  Payment of Taxes.  The Company will pay any documentary stamp taxes attributable to the initial issuance of Warrant Shares issuable upon the exercise of the Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Shares in a name other than that of the Warrantholder in respect of which such shares are issued, and in such case, the Company shall not be required to issue or deliver any certificate for Warrant Shares or any Warrant until the person requesting the same has paid to the Company the amount of such tax or has established to the Company’s reasonable satisfaction that such tax has been paid. The Warrantholder shall be responsible for income taxes due under federal, state or other law, if any such tax is due.

Section 6.  Mutilated or Missing Warrants.  In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Company shall issue in exchange and substitution of and upon surrender and cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of the Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if requested by the Company.

Section 7.  Reservation of Common Stock.  The Company hereby represents and warrants that there have been reserved, and the Company shall at all applicable times keep reserved until issued (if necessary) as contemplated by this Section 7, out of the authorized and unissued shares of Common Stock, sufficient shares to provide for the exercise of the rights of purchase represented by this Warrant. The Company agrees that all Warrant Shares issued upon due exercise of this Warrant in accordance with the terms hereof shall be, at the time of delivery of the certificates for such Warrant Shares, duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company.

Section 8.  Adjustments.  Subject and pursuant to the provisions of this Section 8, the Warrant Price and number of Warrant Shares subject to this Warrant shall be subject to adjustment from time to time as set forth hereinafter.

(a) If the Company shall, at any time or from time to time while this Warrant is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then (i) the Warrant Price in effect immediately prior to the date on which such change shall become effective shall be adjusted by multiplying such Warrant Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such change and the denominator of which shall be the number of shares of Common Stock outstanding immediately after giving effect to such change and (ii) the number of Warrant Shares purchasable upon exercise of this Warrant shall be adjusted by multiplying the number of Warrant Shares purchasable upon exercise of this Warrant immediately prior to the date on which such change shall become effective by a fraction, the numerator of which is shall be the Warrant Price in effect immediately prior to the date on which such change shall become effective and the denominator of which shall be the Warrant Price in effect immediately after giving effect to such change, calculated in accordance with clause (i) above. Such adjustments shall be made successively whenever any event listed above shall occur.

(b) If any capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby each Warrantholder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of the Warrant, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Warrant Shares equal to the number of Warrant Shares immediately theretofore issuable upon exercise of the Warrant, had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of each Warrantholder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Warrant Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Company shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the Warrantholder, at the last address of the Warrantholder appearing on the books of the Company, such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Warrantholder may be entitled to purchase, and the other obligations under this Warrant. The provisions of this paragraph (b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

(c) In case the Company shall fix a payment date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in Section 8(a)), or subscription rights or warrants, the Warrant Price to be in effect after such payment date shall be determined by multiplying the Warrant Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the Market Price (as defined below) per share of Common Stock immediately prior to such payment date, less the fair market value (as determined by the Company’s Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Market Price per share of Common Stock immediately prior to such payment date. “Market Price” as of a particular date (the “Valuation Date”) shall mean the following: (a) if the Common Stock is then listed on the Nasdaq Global Market or the Nasdaq Capital Market (“Nasdaq”) or any other national stock exchange, the closing sale price of one share of Common Stock on such exchange on the last trading day prior to the Valuation Date; (b) if the Common Stock is then quoted on the National Association of Securities Dealers, Inc. OTC Bulletin Board (the “Bulletin Board”) or such similar quotation system or association, the closing sale price of one share of Common Stock on the Bulletin Board or such other quotation system or association on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low asked price quoted thereon on the last trading day prior to the Valuation Date; or

(c) if the Common Stock is not then listed on a national stock exchange or quoted on the Bulletin Board or such other quotation system or association, the fair market value of one share of Common Stock as of the Valuation Date, as determined in good faith by the Board of Directors of the Company and the Warrantholder. If the Common Stock is not then listed on a national securities exchange, the Bulletin Board or such other quotation system or association, the Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the Warrantholder prior to the exercise hereunder as to the fair market value of a share of Common Stock as determined by the Board of Directors of the Company. In the event that the Board of Directors of the Company and the Warrantholder are unable to agree upon the fair market value in respect of subpart (c) of this paragraph, the Company and the Warrantholder shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne equally by the Company and the Warrantholder. Such adjustment shall be made successively whenever such a payment date is fixed.

(d) An adjustment to the Warrant Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

(e) In the event that, as a result of an adjustment made pursuant to this Section 8, the Warrantholder shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Warrant.

(f) Except as provided in subsection (g) hereof, if and whenever the Company shall issue or sell, or is, in accordance with any of subsections (f)(l) through (f)(7) hereof, deemed to have issued or sold, any Additional Shares of Common Stock for no consideration or for a consideration per share less than the Warrant Price in effect immediately prior to the time of such issue or sale, then and in each such case (a “Trigger Issuance”) the then-existing Warrant Price, shall be reduced, as of the close of business on the effective date of the Trigger Issuance, to a price determined as follows:

Adjusted Warrant Price	=	(A x B) + D A+C

where

“A”	equals the number of shares of Common Stock outstanding, including Additional Shares of Common Stock (as defined below) deemed to be issued hereunder, immediately preceding such Trigger Issuance;

“B”	equals the Warrant Price in effect immediately preceding such Trigger Issuance;

“C”	equals the number of Additional Shares of Common Stock issued or deemed issued hereunder as a result of the Trigger Issuance; and

“D”	equals the aggregate consideration, if any, received or deemed to be received by the Company upon such Trigger Issuance;

provided, however, that in no event shall the Warrant Price after giving effect to such Trigger Issuance be greater than the Warrant Price in effect prior to such Trigger Issuance.

For purposes of this subsection (f), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this subsection (f), other than Excluded Issuances (as defined in subsection (g) hereof).

For purposes of this subsection (f), the following subsections (f)(l) to (f)(7) shall also be applicable:

(f)(1) Issuance of Rights or Options.  In case at any time the Company shall in any manner grant (directly and not by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus (y) the aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Warrant Price in effect immediately prior to the time of the granting of such Options, then the total number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Warrant Price. Except as otherwise provided in subsection 8(f)(3), no adjustment of the Warrant Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

(f)(2) Issuance of Convertible Securities.  In case the Company shall in any manner issue (directly and not by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus (y) the aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Warrant Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Warrant Price, provided that (a) except as otherwise provided in subsection 8(f)(3), no adjustment of the Warrant Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (b) no further adjustment of the Warrant Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Warrant Price have been made pursuant to the other provisions of subsection 8(f).

(f)(3) Change in Option Price or Conversion Rate.  Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subsection 8(f)(l) hereof, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subsections 8(f)(l) or 8(f)(2), or the rate at which Convertible Securities referred to in subsections 8(f)(l) or 8(f)(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Warrant Price in effect at the time of such event shall forthwith be readjusted to the Warrant Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the termination of any Option for which any adjustment was made pursuant to this subsection 8(f) or any right to convert or exchange Convertible Securities for which any adjustment was made pursuant to this subsection 8(f) (including without limitation upon the redemption or purchase for consideration of such Convertible Securities by the Company), the Warrant Price then in effect hereunder shall forthwith be changed to the Warrant Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

(f)(4) Stock Dividends.   Subject to the provisions of this Section 8(f), in case the Company shall declare or pay a dividend or make any other distribution upon any stock of the Company (other than the Common

Stock) payable in Common Stock, Options or Convertible Securities, then any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

(f)(5) Consideration for Stock.  In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the gross amount paid by the purchasers of such securities. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Company. If Common Stock, Options or Convertible Securities shall be issued or sold by the Company and, in connection therewith, other Options or Convertible Securities (the “Additional Rights”) are issued, then the consideration received or deemed to be received by the Company shall be reduced by the fair market value of the Additional Rights (as determined using the Black-Scholes option pricing model or another method mutually agreed to by the Company and the Warrantholder). The Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the Warrantholder as to the fair market value of the Additional Rights. In the event that the Board of Directors of the Company and the Warrantholder are unable to agree upon the fair market value of the Additional Rights, the Company and the Warrantholder shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne evenly by the Company and the Warrantholder.

(f)(6) Record Date.  In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(f)(7) Treasury Shares.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof) shall be considered an issue or sale of Common Stock for the purpose of this subsection (f).

(g) Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of the Warrant Price in the case of the issuance of (A) capital stock, equity awards, Options or Convertible Securities issued to directors, officers, employees or consultants of the Company in connection with their service as directors of the Company, their employment by the Company or their retention as consultants by the Company pursuant to an equity compensation program approved by the Board of Directors of the Company or the compensation committee of the Board of Directors of the Company, (B) shares of Common Stock issued upon the conversion or exercise of Options or Convertible Securities issued prior to the date hereof or pursuant to clause (A) above, provided such securities are not amended after the date hereof to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof, (C) securities issued pursuant to the Purchase Agreement and securities issued upon the exercise or conversion of those securities, (D) shares of Common Stock issued or issuable by reason of a dividend, stock split or other distribution on shares of Common Stock (but only to the extent that such a dividend, split or distribution results in an adjustment in the Warrant Price pursuant to the other provisions of this Warrant); and (E) rights issued to all stockholders of the Company pursuant to a rights offering approved by the Board of Directors and shares of Common Stock issued pursuant to such rights offering (collectively, “Excluded Issuances”).

(h) Upon any adjustment to the Warrant Price pursuant to Section 8(f) above, the number of Warrant Shares purchasable hereunder shall be adjusted by multiplying such number by a fraction, the numerator of which shall be the Warrant Price in effect immediately prior to such adjustment and the denominator of which shall be the Warrant Price in effect immediately thereafter.

Section 9.  Fractional Interest.  The Company shall not be required to issue fractions of Warrant Shares upon the exercise of this Warrant. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 9, be deliverable upon such exercise, the Company, in lieu of delivering such fractional share, shall pay to the exercising Warrantholder an amount in cash equal to the Market Price of such fractional share of Common Stock on the date of exercise.

Section 10.  Extension of Expiration Date.  If the Company fails to cause any Registration Statement covering Registrable Securities (as defined in the Registration Rights Agreement) to be declared effective prior to the applicable dates set forth therein, or if any of the events specified in Section 2(c)(ii) of the Registration Rights Agreement occurs, and the Blackout Period (as defined in the Registration Rights Agreement) (whether alone, or in combination with any other Blackout Period) continues for more than 60 days in any 12 month period, or for more than a total of 90 days, then the Expiration Date of this Warrant shall be extended one day for each day beyond the 60-day or 90-day limits, as the case may be, that the Blackout Period continues.

Section 11.  Benefits.  Nothing in this Warrant shall be construed to give any person, firm or corporation (other than the Company and the Warrantholder) any legal or equitable right, remedy or claim, it being agreed that this Warrant shall be for the sole and exclusive benefit of the Company and the Warrantholder.

Section 12.  Notices to Warrantholder.  Upon the happening of any event requiring an adjustment of the Warrant Price, the Company shall promptly give written notice thereof to the Warrantholder at the address appearing in the records of the Company, stating the adjusted Warrant Price and the adjusted number of Warrant Shares resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Failure to give such notice to the Warrantholder or any defect therein shall not affect the legality or validity of the subject adjustment.

Section 13.  Identity of Transfer Agent.  The Transfer Agent for the Common Stock is American Stock Transfer & Trust Co. Upon the appointment of any subsequent transfer agent for the Common Stock or other shares of the Company’s capital stock issuable upon the exercise of the rights of purchase represented by the Warrant, the Company will mail to the Warrantholder a statement setting forth the name and address of such transfer agent.

Section 14.  Notices.  Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or facsimile, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one business day after delivery to such carrier. All notices shall be addressed as follows: if to the Warrantholder, at its address as set forth in the Company’s books and records and, if to the Company, at the address as follows, or at such other address as the Warrantholder or the Company may designate by ten days’ advance written notice to the other:

If to the Company:

Glu Mobile Inc.
2207 Bridgepointe Parkway, Suite 300
San Mateo, California 94404
Attention: General Counsel
Fax: 650-403-1018

With a copy to:

Fenwick & West LLP
801 California Street
Mountain View, California 94041
Attention: David A. Bell
Fax: 650-938-5200

Section 15.  Registration Rights.  The initial Warrantholder is entitled to the benefit of certain registration rights with respect to the shares of Common Stock issuable upon the exercise of this Warrant as provided in the Registration Rights Agreement, and any subsequent Warrantholder may be entitled to such rights.

Section 16.   Successors.  All the covenants and provisions hereof by or for the benefit of the Warrantholder shall bind and inure to the benefit of its respective successors and assigns hereunder.

Section 17.  Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law provisions thereof. The Company and, by accepting this Warrant, the Warrantholder, each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Warrant and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Warrant. The Company and, by accepting this Warrant, the Warrantholder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Company and, by accepting this Warrant, the Warrantholder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE COMPANY AND, BY ITS ACCEPTANCE HEREOF, THE WARRANTHOLDER HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS WARRANT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Section 18.  Cashless Exercise.  Notwithstanding any other provision contained herein to the contrary, from and after the six-month anniversary of the Closing Date and so long as the Company is required under the Registration Rights Agreement to have effected the registration of the Warrant Shares for resale to the public pursuant to a Registration Statement (as such term is defined in the Registration Rights Agreement), if, and only during the time that, the Warrant Shares may not be freely sold to the public for any reason (including, but not limited to, the failure of the Company to have effected the registration of the Warrant Shares or to have a current prospectus available for delivery or otherwise, but excluding the period of any Allowed Delay (as defined in the Registration Rights Agreement), the Warrantholder may elect to receive, without the payment by the Warrantholder of the aggregate Warrant Price in respect of the shares of Common Stock to be acquired, shares of Common Stock of equal value to the value of this Warrant, or any specified portion hereof, by the surrender of this Warrant (or such portion of this Warrant being so exercised) together with a Net Issue Election Notice, in the form annexed hereto as Appendix B, duly executed, to the Company. Thereupon, the Company shall issue to the Warrantholder such number of fully paid, validly issued and nonassessable shares of Common Stock as is computed using the following formula:

X	=	Y (A − B) A

where

X	=	the number of shares of Common Stock to which the Warrantholder is entitled upon such cashless exercise;
Y	=	the total number of shares of Common Stock covered by this Warrant for which the Warrantholder has surrendered purchase rights at such time for cashless exercise (including both shares to be issued to the Warrantholder and shares as to which the purchase rights are to be canceled as payment therefor);
A	=	the “Market Price” of one share of Common Stock as at the date the net issue election is made; and
B	=	the Warrant Price in effect under this Warrant at the time the net issue election is made.

[Section 19.  Limitations on Exercise.

(a) Notwithstanding anything to the contrary contained herein, the number of Warrant Shares that may be acquired by the Warrantholder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Warrantholder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Warrantholder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), does not exceed 4.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. This provision shall not restrict the number of shares of Common Stock which a Warrantholder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a transaction contemplated by Section 8 of this Warrant. By written notice to the Company, the Warrantholder may waive the provisions of this Section 19(a), but any such waiver will not be effective until the 61st day after delivery of such notice, nor will any such waiver effect any other Warrantholder.

(b) Notwithstanding anything to the contrary contained herein, the number of Warrant Shares that may be acquired by the Warrantholder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Warrantholder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Warrantholder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 9.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. This provision shall not restrict the number of shares of Common Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a transaction contemplated by Section 8 of this Warrant. This restriction may not be waived.]

Section 20.  No Rights as Stockholder.  Prior to the exercise of this Warrant, the Warrantholder shall not have or exercise any rights as a stockholder of the Company by virtue of its ownership of this Warrant.

Section 21.  Amendment; Waiver.  This Warrant is one of a series of Warrants of like tenor issued by the Company pursuant to the Purchase Agreement and initially covering an aggregate of           shares of Common Stock (collectively, the “Company Warrants”). Any term of this Warrant may be amended or waived (including the adjustment provisions included in Section 8 of this Warrant) upon the written consent of the Company and the holders of Company Warrants representing at least 50% of the number of shares of Common Stock then subject to all outstanding Company Warrants (the “Majority Holders”); provided, that (x) any such amendment or waiver must apply to all Company Warrants; and (y) the number of Warrant Shares subject to this Warrant, the Warrant Price and the Expiration Date may not be amended, and the right to exercise this Warrant may not be altered or waived, without the written consent of the Warrantholder.

Section 22.  Section Headings.  The section headings in this Warrant are for the convenience of the Company and the Warrantholder and in no way alter, modify, amend, limit or restrict the provisions hereof.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed, as of the  day of          , 2010.

GLU MOBILE INC.

By:
Name:
Title:

APPENDIX A
GLU MOBILE INC.
WARRANT EXERCISE FORM

To Glu Mobile Inc.:

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant (“Warrant”) for, and to purchase thereunder by the payment of the Warrant Price and surrender of the Warrant,            shares of Common Stock (“Warrant Shares”) provided for therein, and requests that certificates for the Warrant Shares be issued as follows:

Name

Address

Federal Tax ID or Social Security No.

and delivered by	(certified mail to the above address, or (electronically (provide DWAC Instructions: ), or (other (specify): ).

and, if the number of Warrant Shares shall not be all the Warrant Shares purchasable upon exercise of the Warrant, that a new Warrant for the balance of the Warrant Shares purchasable upon exercise of this Warrant be registered in the name of the undersigned Warrantholder or the undersigned’s Assignee as below indicated and delivered to the address stated below.

Dated:           ,

Note: The signature must correspond with the name of the Warrantholder as written on the first page of	Signature:
the Warrant in every particular, without alteration or enlargement or any change whatever, unless the Warrant has been assigned.	Name (please print)

Address

Federal Identification or Social Security No.

Assignee:

APPENDIX B
GLU MOBILE INC.
NET ISSUE ELECTION NOTICE

To: Glu Mobile Inc.

Date:[          ]

The undersigned hereby elects under Section 18 of this Warrant to surrender the right to purchase [          ] shares of Common Stock pursuant to this Warrant and hereby requests the issuance of [          ] shares of Common Stock. The certificate(s) for the shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below.

Signature

Name for Registration

Mailing Address

Annex C

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (the “Agreement”) is made and entered into as of this  day of          , 2010 by and among Glu Mobile Inc., a Delaware corporation (the “Company”), and the “Investors” named in that certain Purchase Agreement by and among the Company and the Investors (the “Purchase Agreement”). Capitalized terms used herein have the respective meanings ascribed thereto in the Purchase Agreement unless otherwise defined herein.

The parties hereby agree as follows:

1. Certain Definitions.

As used in this Agreement, the following terms shall have the following meanings:

‘‘Common Stock” means the Company’s common stock, par value $0.0001 per share, and any securities into which such shares may hereinafter be reclassified.

‘‘Investors” means the Investors identified in the Purchase Agreement and any Affiliate or permitted transferee of any Investor who is a subsequent holder of any Warrants or Registrable Securities.

‘‘Prospectus” means (i) the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus, and (ii) any “free writing prospectus” as defined in Rule 405 under the 1933 Act.

‘‘Register,” “registered” and “registration” refer to a registration made by preparing and filing a Registration Statement or similar document in compliance with the 1933 Act (as defined below), and the declaration or ordering of effectiveness of such Registration Statement or document.

‘‘Registrable Securities” means (i) the Shares, (ii) the Warrant Shares and (iii) any other securities issued or issuable with respect to or in exchange for Registrable Securities, whether by merger, charter amendment or otherwise; provided, that, a security shall cease to be a Registrable Security upon (A) sale pursuant to a Registration Statement or Rule 144 under the 1933 Act, or (B) such security becoming eligible for sale without restriction by the holder thereof pursuant to Rule 144.

‘‘Registration Statement” means any registration statement of the Company filed under the 1933 Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

‘‘Required Investors” means (i) any Investor who, together with its Affiliates beneficially owns (as defined pursuant to Rule 13d-3 under the Exchange Act) at least 2,000,000 shares (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Common Stock occurring after the date hereof) of the Common Stock (including Warrant Shares) sold pursuant to the Purchase Agreement (without giving effect to any limitation on the exercise of the Warrants), and (ii) from and after the Closing, the Investors who, together with their respective Affiliates, beneficially own (without giving effect to any limitation on the exercise of the Warrants) a majority of the Registrable Securities then beneficially owned by all of the Investors (without giving effect to any limitation on the exercise of the Warrants).

‘‘SEC” means the U.S. Securities and Exchange Commission.

‘‘Shares” means the shares of Common Stock issued pursuant to the Purchase Agreement.

‘‘1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

‘‘1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

‘‘Warrants” means, the warrants to purchase shares of Common Stock issued to the Investors pursuant to the Purchase Agreement, the form of which is attached to the Purchase Agreement as Exhibit A.

‘‘Warrant Shares” means the shares of Common Stock issuable upon the exercise of the Warrants.

2. Registration.

(a) Registration Statements.

(i) Promptly following the closing of the purchase and sale of the securities contemplated by the Purchase Agreement (the “Closing Date”) but no later than thirty (30) days after the Closing Date (the “Filing Deadline”), the Company shall prepare and file with the SEC one Registration Statement on Form S-3 (or, if Form S-3 is not then available to the Company, on such form of registration statement as is then available to effect a registration for resale of the Registrable Securities), covering the resale of the Registrable Securities. Subject to any SEC comments, such Registration Statement shall include the plan of distribution attached hereto as Exhibit A; provided, however, that no Investor shall be named as an “underwriter” in the Registration Statement without the Investor’s prior written consent. Such Registration Statement also shall cover, to the extent allowable under the 1933 Act and the rules promulgated thereunder (including Rule 416), such indeterminate number of additional shares of Common Stock resulting from stock splits, stock dividends or similar transactions with respect to the Registrable Securities. Such Registration Statement shall not include any shares of Common Stock or other securities for the account of any other holder without the prior written consent of the Required Investors. The Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided in accordance with Section 3(c) to the Investors and their counsel prior to its filing or other submission. If a Registration Statement covering the Registrable Securities is not filed with the SEC on or prior to the Filing Deadline, the Company will make pro rata payments to each Investor, as liquidated damages and not as a penalty, in an amount equal to 1.5% of the aggregate amount invested by such Investor for each 30-day period or pro rata for any portion thereof following the Filing Deadline for which no Registration Statement is filed with respect to the Registrable Securities. Such payments shall constitute the Investors’ exclusive monetary remedy for such events, but shall not affect the right of the Investors to seek injunctive relief. Such payments shall be made to each Investor in cash no later than three (3) Business Days after the end of each 30-day period by check or wire transfer, at such Investor’s option.

(ii) Additional Registrable Securities.  Upon the written demand of any Investor and upon any change in the Warrant Price (as defined in the Warrant) such that additional shares of Common Stock become issuable upon the exercise of the Warrants (the “Additional Shares”), the Company shall prepare and file with the SEC one or more Registration Statements on Form S-3 or amend the Registration Statement filed pursuant to clause (i) above, if such Registration Statement has not previously been declared effective (or, if Form S-3 is not then available to the Company, on such form of registration statement as is then available to effect a registration for resale of the Additional Shares) covering the resale of the Additional Shares, but only to the extent the Additional Shares are not at the time covered by an effective Registration Statement. Subject to any SEC comments, such Registration Statement shall include the plan of distribution attached hereto as Exhibit A; provided, however, that no Investor shall be named as an “underwriter” in the Registration Statement without the Investor’s prior written consent.. Such Registration Statement also shall cover, to the extent allowable under the 1933 Act and the rules promulgated thereunder (including Rule 416), such indeterminate number of additional shares of Common Stock resulting from stock splits, stock dividends or similar transactions with respect to the Additional Shares. Such Registration Statement shall not include any shares of Common Stock or other securities for the account of any other holder without the prior written consent of the Required Investors. The Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided in accordance with Section 3(c) to the Investors and their counsel prior to its filing or other submission. If a Registration Statement covering the Additional Shares is required to be filed under this Section 2(a)(ii) and is not filed with the SEC within 30 days of the request of any Investor or upon the occurrence of any of the events specified in this Section 2(a)(ii) (the “Additional Shares Filing Deadline”), the Company will make pro rata payments to each Investor, as liquidated damages and not as a penalty, in an amount equal to 1.5% of the aggregate amount invested by such Investor for each

30-day period or pro rata for any portion thereof following the Additional Shares Filing Deadline for which no Registration Statement is filed with respect to the Additional Shares. Such payments shall constitute the Investors’ exclusive monetary remedy for such events, but shall not affect the right of the Investors to seek injunctive relief. Such payments shall be made to each Investor in cash no later than three (3) Business Days after the end of each 30-day period by check or wire transfer, at such Investor’s option.

(b) Expenses.  The Company will pay all expenses associated with each registration, including filing and printing fees, the Company’s counsel and accounting fees and expenses, costs associated with clearing the Registrable Securities for sale under applicable state securities laws, listing fees, but excluding the fees and expenses of counsel to the Investors and the Investors’ expenses in connection with the registration, and the discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the Registrable Securities being sold.

(c) Effectiveness.

(i) The Company shall use commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable. The Company shall notify the Investors by facsimile or e-mail as promptly as practicable, and in any event, within twenty-four (24) hours, after any Registration Statement is declared effective and shall simultaneously provide the Investors with copies of any related Prospectus to be used in connection with the sale or other disposition of the securities covered thereby. If (A)(x) a Registration Statement covering the Registrable Securities is not declared effective by the SEC prior to the earlier of (i) five (5) Business Days after the SEC shall have informed the Company that no review of the Registration Statement will be made or that the SEC has no further comments on the Registration Statement or (ii) the 120th day after the Closing Date or (y) a Registration Statement covering Additional Shares is not declared effective by the SEC prior to the earlier of (i) five (5) Business Days after the SEC shall have informed the Company that no review of the Registration Statement will be made or that the SEC has no further comments on the Registration Statement or (ii) the 120th day after the Additional Shares Filing Deadline, or (B) after a Registration Statement has been declared effective by the SEC, sales cannot be made pursuant to such Registration Statement for any reason (including without limitation by reason of a stop order, or the Company’s failure to update the Registration Statement), but excluding any Allowed Delay (as defined below) or the inability of any Investor to sell the Registrable Securities covered thereby due to market conditions, then the Company will make pro rata payments to each Investor, as liquidated damages and not as a penalty, in an amount equal to 1.5% of the aggregate amount invested by such Investor for each 30-day period or pro rata for any portion thereof following the date by which such Registration Statement should have been effective (the “Blackout Period”). Such payments shall constitute the Investors’ exclusive monetary remedy for such events, but shall not affect the right of the Investors to seek injunctive relief. The amounts payable as liquidated damages pursuant to this paragraph shall be paid monthly within three (3) Business Days of the last day of each month following the commencement of the Blackout Period until the termination of the Blackout Period. Such payments shall be made to each Investor in cash.

(ii) For not more than forty-five (45) consecutive days or for a total of not more than sixty (60) days in any twelve (12) month period, the Company may suspend the use of any Prospectus included in any Registration Statement contemplated by this Section in the event that the Company determines in good faith that such suspension is necessary to (A) delay the disclosure of material non-public information concerning the Company, the disclosure of which at the time is not, in the good faith opinion of the Company, in the best interests of the Company or (B) amend or supplement the affected Registration Statement or the related Prospectus so that such Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus in light of the circumstances under which they were made, not misleading (an “Allowed Delay”); provided, that the Company shall promptly (a) notify each Investor in writing of the commencement of an Allowed Delay, but shall not (without the prior written consent of an Investor) disclose to such Investor any material non-public information giving rise to an Allowed Delay, (b) advise the Investors in writing to cease all sales under the Registration Statement until the end of the Allowed Delay and (c) use commercially reasonable efforts to terminate an Allowed Delay as promptly as practicable.

(d) Rule 415; Cutback  If at any time the SEC takes the position that the offering of some or all of the Registrable Securities in a Registration Statement is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the 1933 Act or requires any Investor to be named as an “underwriter”, the Company shall use commercially reasonable best efforts to persuade the SEC that the offering contemplated by the Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Investors is an “underwriter”. The Investors shall have the right to participate or have their counsel participate in any meetings or discussions with the SEC regarding the SEC’s position and to comment or have their counsel comment on any written submission made to the SEC with respect thereto. No such written submission shall be made to the SEC to which the Investors’ counsel reasonably objects. In the event that, despite the Company’s commercially reasonable best efforts and compliance with the terms of this Section 2(d), the SEC refuses to alter its position, the Company shall (i) remove from the Registration Statement such portion of the Registrable Securities (the “Cut Back Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the SEC may require to assure the Company’s compliance with the requirements of Rule 415 (collectively, the “SEC Restrictions”); provided, however, that the Company shall not agree to name any Investor as an “underwriter” in such Registration Statement without the prior written consent of such Investor. Any cut-back imposed on the Investors pursuant to this Section 2(d) shall be allocated among the Investors on a pro rata basis and shall be applied first to any Warrant Shares, unless the SEC Restrictions otherwise require or provide or the Investors otherwise agree. No liquidated damages shall accrue as to any Cut Back Shares until such date as the Company is able to effect the registration of such Cut Back Shares in accordance with any SEC Restrictions (such date, the “Restriction Termination Date” of such Cut Back Shares). From and after the Restriction Termination Date applicable to any Cut Back Shares, all of the provisions of this Section 2 (including the liquidated damages provisions) shall again be applicable to such Cut Back Shares; provided, however, that (i) the Filing Deadline and the Additional Shares Filing Deadline, as applicable, for the Registration Statement including such Cut Back Shares shall be ten (10) Business Days after such Restriction Termination Date, and (ii) the date by which the Company is required to obtain effectiveness with respect to such Cut Back Shares under Section 2(c) shall be the 90th day immediately after the Restriction Termination Date.

3. Company Obligations.  The Company will use commercially reasonable efforts to effect the registration of the Registrable Securities in accordance with the terms hereof, and pursuant thereto the Company will, as expeditiously as possible:

(a) use commercially reasonable efforts to cause such Registration Statement to become effective and to remain continuously effective for a period that will terminate upon the earlier of (i) the date on which all Registrable Securities covered by such Registration Statement as amended from time to time, have been sold, and (ii) the date on which all Registrable Securities covered by such Registration Statement may be sold without restriction pursuant to Rule 144 (the “Effectiveness Period”);

(b) prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement and the Prospectus as may be necessary to keep the Registration Statement effective for the Effectiveness Period and to comply with the provisions of the 1933 Act and the 1934 Act with respect to the distribution of all of the Registrable Securities covered thereby;

(c) provide copies to and permit counsel designated by the Investors to review each Registration Statement and all amendments and supplements thereto no fewer than three (3) Business Days prior to their filing with the SEC and not file any document to which such counsel reasonably objects;

(d) furnish to the Investors and their legal counsel, electronically or otherwise (i) promptly after the same is prepared and publicly distributed, filed with the SEC, or received by the Company (but not later than two (2) Business Days after the filing date, receipt date or sending date, as the case may be) one (1) copy of any Registration Statement and any amendment thereto, each preliminary prospectus and Prospectus and each amendment or supplement thereto, and each letter written by or on behalf of the Company to the SEC or the staff of the SEC, and each item of correspondence from the SEC or the staff of the SEC, in each case relating to such Registration Statement (other than any portion of any thereof which contains information for which the Company has sought confidential treatment), and (ii) such number of copies of a Prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as each

Investor may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Investor that are covered by the related Registration Statement;

(e) use commercially reasonable efforts to (i) prevent the issuance of any stop order or other suspension of effectiveness and, (ii) if such order is issued, obtain the prompt withdrawal of any such order;

(f) prior to any public offering of Registrable Securities, use commercially reasonable efforts to register or qualify or cooperate with the Investors and their counsel in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions requested by the Investors and do any and all other commercially reasonable acts or things necessary or advisable to enable the distribution in such U.S. jurisdictions of the Registrable Securities covered by the Registration Statement; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(f), (ii) subject itself to general taxation in any jurisdiction where it would not otherwise be so subject but for this Section 3(f), or (iii) file a general consent to service of process in any such jurisdiction;

(g) use commercially reasonable efforts to cause all Registrable Securities covered by a Registration Statement to be listed on each securities exchange, interdealer quotation system or other market on which similar securities issued by the Company are then listed;

(h) promptly notify the Investors, at any time prior to the end of the Effectiveness Period, upon discovery that, or upon the happening of any event as a result of which, the Prospectus includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly prepare, file with the SEC and furnish to such holder a supplement to or an amendment of such Prospectus as may be necessary so that such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(i) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC under the 1933 Act and the 1934 Act, including, without limitation, Rule 172 under the 1933 Act, file any final Prospectus, including any supplement or amendment thereof, with the SEC pursuant to Rule 424 under the 1933 Act, promptly inform the Investors in writing if, at any time during the Effectiveness Period, the Company does not satisfy the conditions specified in Rule 172 and, as a result thereof, the Investors are required to deliver a Prospectus in connection with any disposition of Registrable Securities and take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder; and make available to its security holders, as soon as reasonably practicable, but not later than the Availability Date (as defined below), an earnings statement covering a period of at least twelve (12) months, beginning after the effective date of each Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the 1933 Act, including Rule 158 promulgated thereunder (for the purpose of this subsection 3(i), “Availability Date” means the 45th day following the end of the fourth fiscal quarter that includes the effective date of such Registration Statement, except that, if such fourth fiscal quarter is the last quarter of the Company’s fiscal year, “Availability Date” means the 90th day after the end of such fourth fiscal quarter); and

(j) With a view to making available to the Investors the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the SEC that may at any time permit the Investors to sell shares of Common Stock to the public without registration, the Company covenants and agrees to use commercially reasonable efforts to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, until the earlier of (A) six months after such date as all of the Registrable Securities may be sold without restriction by the holders thereof pursuant to Rule 144 or any other rule of similar effect or (B) such date as all of the Registrable Securities shall have been resold; (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the 1934 Act; and (iii) furnish to each Investor upon request, as long as such Investor owns any Registrable Securities, (A) a written statement by the Company that it has complied with the reporting requirements of the 1934 Act, and (B) such other information as may be reasonably requested in order to avail such Investor of any rule or regulation of the SEC that permits the selling of any such Registrable Securities without registration.

4. [Reserved]

5. Obligations of the Investors.

(a) Each Investor shall furnish in writing to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request. At least five (5) Business Days prior to the first anticipated filing date of any Registration Statement, the Company shall notify each Investor of the information the Company requires from such Investor if such Investor elects to have any of the Registrable Securities included in the Registration Statement. An Investor shall provide such information to the Company at least two (2) Business Days prior to the first anticipated filing date of such Registration Statement if such Investor elects to have any of the Registrable Securities included in the Registration Statement. Upon the Company’s request, such Investor shall update the information previously provided by such Investor to the Company for inclusion in the Registration Statement.

(b) Each Investor, by its acceptance of the Registrable Securities agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of a Registration Statement hereunder, unless such Investor has notified the Company in writing of its election to exclude all of its Registrable Securities from such Registration Statement.

(c) Each Investor agrees that, upon receipt of any notice from the Company of either (i) the commencement of an Allowed Delay pursuant to Section 2(c)(ii) or (ii) the happening of an event pursuant to Section 3(h) hereof, such Investor will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities, until the Investor is advised by the Company that such dispositions may again be made.

6. Indemnification.

(a) Indemnification by the Company.  The Company will indemnify and hold harmless each Investor and its officers, directors, members, employees and agents, successors and assigns, and each other person, if any, who controls such Investor within the meaning of the 1933 Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement or omission or alleged omission of any material fact contained in any Registration Statement, any preliminary Prospectus or final Prospectus, or any amendment or supplement thereof; (ii) any blue sky application or other document executed by the Company specifically for that purpose or based upon written information furnished by the Company filed in any state or other jurisdiction in order to qualify any or all of the Registrable Securities under the securities laws thereof (any such application, document or information herein called a “Blue Sky Application”); (iii) the omission or alleged omission to state in a Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein not misleading; (iv) any violation by the Company or its agents of any rule or regulation promulgated under the 1933 Act applicable to the Company or its agents and relating to action or inaction required of the Company in connection with such registration; or (v) any failure to register or qualify the Registrable Securities included in any such Registration Statement in any state where the Company or its agents has affirmatively undertaken or agreed in writing that the Company will undertake such registration or qualification on an Investor’s behalf and will reimburse such Investor, and each such officer, director or member and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Investor or any such controlling person in writing specifically for use in such Registration Statement or Prospectus.

(b) Indemnification by the Investors.  Each Investor agrees, severally but not jointly, to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors, officers, employees, stockholders and each person who controls the Company (within the meaning of the 1933 Act) against any losses, claims, damages, liabilities and expense (including reasonable attorney fees) resulting from any untrue statement of a material fact or any omission of a material fact required to be stated in the Registration Statement or Prospectus or preliminary Prospectus or amendment or supplement thereto or necessary to make the statements therein not misleading, to the extent, but only to the extent that such untrue statement or omission is contained in any information furnished in writing by such Investor to the Company specifically for inclusion in such Registration Statement or Prospectus or amendment or supplement thereto. In no event shall the liability of an Investor be greater in amount than the dollar amount of the proceeds (net of all expense paid by such Investor in connection with any claim relating to this Section 6 and the amount of any damages such Investor has otherwise been required to pay by reason of such untrue statement or omission) received by such Investor upon the sale of the Registrable Securities included in the Registration Statement giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings.  Any person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (a) the indemnifying party has agreed to pay such fees or expenses, or (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (c) in the reasonable judgment of any such person, based upon written advice of its counsel, a conflict of interest exists between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person); and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. No indemnifying party will be liable to any indemnified party under this Agreement for any settlement by such indemnified party effected without the indemnifying party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

(d) Contribution.  If for any reason the indemnification provided for in the preceding paragraphs (a) and (b) is unavailable to an indemnified party or insufficient to hold it harmless, other than as expressly specified therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the 1933 Act shall be entitled to contribution from any person not guilty of such fraudulent misrepresentation. In no event shall the contribution obligation of a holder of Registrable Securities be greater in amount than the dollar amount of the proceeds (net of all expenses paid by such holder in connection with any claim relating to this Section 6 and the amount of any damages such holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission) received by it upon the sale of the Registrable Securities giving rise to such contribution obligation.

7. Miscellaneous.

(a) Amendments and Waivers.  This Agreement may be amended only by a writing signed by the Company and the Required Investors. The Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company shall have obtained the written consent to such amendment, action or omission to act, of the Required Investors.

(b) Notices.  All notices and other communications provided for or permitted hereunder shall be made as set forth in Section 9.4 of the Purchase Agreement.

(c) Assignments and Transfers by Investors.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Investors and their respective successors and assigns. An Investor may transfer or assign, in whole or from time to time in part, to one or more persons its rights hereunder in connection with the transfer of Registrable Securities by such Investor to such person, provided that such Investor complies with all laws applicable thereto and provides written notice of assignment to the Company promptly after such assignment is effected.

(d) Assignments and Transfers by the Company.  This Agreement may not be assigned by the Company (whether by operation of law or otherwise) without the prior written consent of the Required Investors, provided, however, that in the event that the Company is a party to a merger, consolidation, share exchange or similar business combination transaction in which the Common Stock is converted into the equity securities of another Person, from and after the effective time of such transaction, such Person shall, by virtue of such transaction, be deemed to have assumed the obligations of the Company hereunder, the term “Company” shall be deemed to refer to such Person and the term “Registrable Securities” shall be deemed to include the securities received by the Investors in connection with such transaction unless such securities are otherwise freely tradable by the Investors after giving effect to such transaction.

(e) Benefits of the Agreement.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(f) Counterparts; Faxes.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile, which shall be deemed an original.

(g) Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(h) Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provisions hereof prohibited or unenforceable in any respect.

(i) Further Assurances.  The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

(j) Entire Agreement.  This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

(k) Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

GLU MOBILE INC.

By:
Name:     Niccolo de Masi

Title:	President and Chief Executive Officer

By:
Name:
Title:

Exhibit A

Plan of Distribution

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

Annex D

VOTING AGREEMENT

VOTING AGREEMENT, dated as of June 30, 2010 (the “Agreement”), by and between Greenway Opportunity Fund QP, L.P. (“Greenway”) and the stockholder executing this Agreement below (the “Stockholder”).

WITNESSETH

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Glu Mobile Inc. (the “Company”) is entering into a Purchase Agreement, dated as of the date hereof (as such agreement may hereafter be amended from time to time, the “Purchase Agreement”), with the investors party thereto (the “Investors”) which provides for, upon the terms and subject to the conditions set forth therein, the sale of certain of the Company’s securities (the ‘‘Securities”) to the Investors; and

WHEREAS, capitalized terms used herein have the respective meanings ascribed thereto in the Purchase Agreement; and

WHEREAS, pursuant to the Purchase Agreement, the Company has agreed to call a Stockholders Meeting for the purpose of seeking approval of the Company’s stockholders of the Proposal; and

WHEREAS, as of the date hereof, the Stockholder owns beneficially the number of shares of Common Stock set forth opposite the Stockholder’s name on Schedule I hereto (all such shares so owned and which may hereafter be acquired by such Stockholder prior to the termination of this Agreement, whether upon the exercise of options, conversion of convertible securities, exercise of warrants or by means of purchase, dividend, distribution or otherwise, being referred to herein as the Stockholder’s “Shares”); and

WHEREAS, as a condition to the Investors’ willingness to enter into the Purchase Agreement, the Investors have required the Stockholder to enter into this Agreement; and

WHEREAS, in order to induce the Investors to enter into the Purchase Agreement, the Stockholder is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Greenway and the Stockholder hereby agree as follows:

ARTICLE I.

TRANSFER AND VOTING OF SHARES; AND
OTHER COVENANTS OF THE STOCKHOLDER

Section 1.1.  Voting of Shares.  From the date hereof until termination of this Agreement pursuant to Section 3.3 hereof (the “Term”), at any meeting of the stockholders of the Company held for the purpose of voting on the Proposal, however called and at any adjournment or postponement thereof, and in any action by consent of the stockholders of the Company relating to the approval of the Proposal, the Stockholder shall (A) appear at such meeting or otherwise cause its Shares to be counted as present thereat for purposes of establishing a quorum and (B) vote (or cause to be voted) its Shares in favor of the Proposal and such other matters as may be necessary or advisable to consummate the transactions contemplated by the Purchase Agreement.

Section 1.2.  No Inconsistent Arrangements.  Except as contemplated by this Agreement, the Stockholder shall not during the Term (i) transfer, or consent to any transfer of, any or all of the Stockholder’s Shares or any interest therein, or create or permit to exist any lien or other encumbrance on such Shares, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares, or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Purchase Agreement.

Section 1.3.  Stop Transfer.  The Stockholder shall not attempt to effect any transfer of the Stockholders Shares, and any such request shall be null and void, ab initio. The Stockholder will not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder’s Shares. The Stockholder acknowledges that Greenway is entitled to instruct the Company to issue stop-transfer instructions to the transfer agent for the Common Stock instructing the transfer agent not to register any transfer of Shares during the Term except in compliance with the terms of this Agreement.

Section 1.4.  Additional Shares.  The Stockholder hereby agrees, while this Agreement is in effect, to promptly notify the Company of the number of any new Shares acquired (whether upon the exercise of options, conversion of convertible securities, exercise of warrants or by means of purchase, dividend, distribution or otherwise) by such Stockholder, if any, after the date hereof.

Section 1.5.  Disclosure.  The Stockholder hereby authorizes the Company to publish and disclose in the Proxy Statement (including all documents and schedules filed with the SEC), its identity and ownership of the Shares and the nature of its commitments, arrangements and understandings under this Agreement.

Section 1.6.  Share Legend.  As promptly as practicable following the date of this Agreement and, in any event, no more than five (5) Business Days after the date hereof, the Stockholder shall cause the certificate(s) representing the Stockholders’ Shares to be delivered to the Company so that the Company shall place the following legend on such certificates:

“The voting of the shares represented by this certificate is governed by the terms of a Voting Agreement, a copy of which is available from the Secretary of the Company.”

Promptly after the legending of the certificates as provided above, the Stockholder shall have the right to direct that the Company return such certificates to the Stockholder or as the Stockholder may other direct. Upon the termination of this Agreement in accordance with its terms, the Stockholder shall have the right to cause the Company to reissue the certificates representing the Stockholders’ Shares without the legend set forth above.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to the Investors as follows:

Section 2.1.  Due Authorization, etc.  The Stockholder has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby all of which have been duly authorized by all action necessary on the part of the Stockholder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Stockholder. This Agreement has been duly executed and delivered by or on behalf of the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought.

Section 2.2.  Required Filings and Consents.  The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the Exchange Act), domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Stockholder of the Stockholder’s obligations under this Agreement.

Section 2.3.  Ownership of Shares.  The Stockholder is the beneficial owner of the Shares set forth opposite its name on Schedule I hereto. On the date hereof, such Shares constitute all of the Shares owned of record or beneficially by such Stockholder.

ARTICLE III.

MISCELLANEOUS

Section 3.1.  Definitions.  Terms used but not otherwise defined in this Agreement have the meanings ascribed to such terms in the Purchase Agreement.

Section 3.2.  Third Party Beneficiaries.  Each Investor shall be deemed to be an express third party beneficiary of this Agreement and shall have the right to enforce the terms of this Agreement against the Stockholder in accordance with its terms. No Investor shall have any right to seek to enforce this Agreement against Greenway and Greenway shall have no liability hereunder to the Company, any Investor or any Person claiming by or through any of them. In the event of any claim made against Greenway hereunder, Greenway shall be entitled to be indemnified therefor to the extent and as provided in Section 8 of the Purchase Agreement.

Section 3.3.  Termination.  This Agreement shall terminate and be of no further force and effect (i) by the written mutual consent of the parties hereto, (ii) upon the approval of the Proposal by the Company’s stockholders at the Stockholders Meeting at which a quorum was present and acting throughout, or (iii) automatically and without any required action of the parties hereto upon termination of the Purchase Agreement in accordance with its terms. No such termination of this Agreement shall relieve the Stockholder from any liability for any breach of this Agreement prior to termination.

Section 3.4.  Further Assurance.  From time to time, at another party’s request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 3.5.  No Waiver.  The failure of any party hereto to exercise any right, power or remedy provided under this agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, or any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 3.6.  Specific Performance.  The Stockholder acknowledges that if the Stockholder fails to perform any of its obligations under this Agreement, immediate and irreparable harm or injury would be caused to the Investors for which money damages would not be an adequate remedy. In such event, the Stockholder agrees that each Investor shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, should any Investor institute an action or proceeding seeking specific enforcement of the provisions hereof, the Stockholder hereby waives the claim or defense that such Investor has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists.

Section 3.7.  Notice.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a) If to Greenway:

Greenway Opportunity Fund QP, L.P.
300 Crescent Court
Suite 1111
Dallas, Texas 75201
Attention: Steven R. Becker
Fax: 214-756-6079

With a copy to:

Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
Attention: John D. Hogoboom
Fax: 973-597-2383

(b) If to the Stockholder, at the address set forth below the Stockholder’s name on Schedule I hereto.

Section 3.8.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 3.9.  Entire Agreement; Third-Party Beneficiaries.  This Agreement constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and, except for the Investors, this Agreement is not intended to confer upon any other person any rights or remedies hereunder.

Section 3.10.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise.

Section 3.11.  Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Section 3.12.  Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and Greenway.

Section 3.13.  Waiver.  Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 3.14.  Descriptive Headings; Interpretation.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 3.15.  Counterparts.  This Agreement may be executed (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

GREENWAY OPPORTUNITY FUND QP, L.P.

By: SRB Management, L.P., General Partner

By: BC Advisors, L.L.C., General Partner

By:
Name:     Steven R. Becker

Title:	Member

(NAME OF STOCKHOLDER)

By:
Name:
Title:

Schedule I

Name and Address of Stockholder	Number of Shares Beneficially Owned

SPECIAL MEETING OF STOCKHOLDERS OF
GLU MOBILE INC.
August 26, 2010
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice and Proxy Statement are
available at www.glu.com/investors/specialmeeting
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â   Please detach along perforated line and mail in the envelope provided.    â
■    20330300000000000000   3                                          060310

THE SPECIAL COMMITTEE OF OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

		FOR	AGAINST	ABSTAIN
1.	Approval of a proposed issuance of 13,495,000 shares of common stock, warrants to purchase up to 6,747,500 shares of common stock and the shares of common stock issuable upon the exercise of the warrants.	☐	☐	☐	2.	Transaction of such other business as may properly come before the Special Meeting or before any adjournments or postponements thereof.

(See instructions below)

Only stockholders of record of our common stock at the close of business on July 28, 2010 are entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO SUBMIT YOUR PROXY OVER THE INTERNET, BY TELEPHONE OR BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU CAN WITHDRAW YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SPECIAL MEETING OF STOCKHOLDERS OF
GLU MOBILE INC.
August 26, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Special Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice and Proxy Statement
are available at www.glu.com/investors/specialmeeting
â  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   â
■ 20330300000000000000  3                                                           060310

THE SPECIAL COMMITTEE OF OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

		FOR	AGAINST	ABSTAIN
1.	Approval of a proposed issuance of 13,495,000 shares of common stock, warrants to purchase up to 6,747,500 shares of common stock and the shares of common stock issuable upon the exercise of the warrants.	☐	☐	☐	2.	Transaction of such other business as may properly come before the Special Meeting or before any adjournments or postponements thereof.

(See instructions below)

Only stockholders of record of our common stock at the close of business on July 28, 2010 are entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO SUBMIT YOUR PROXY OVER THE INTERNET, BY TELEPHONE OR BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU CAN WITHDRAW YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

GLU MOBILE INC.
PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
AUGUST 26, 2010
As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.
           The undersigned hereby appoints each of Niccolo M. de Masi and Eric R. Ludwig as a proxy, with full power of substitution, to represent and vote as designated on the reverse side, all of the shares of Common Stock of Glu Mobile Inc. held of record by the undersigned on July 28, 2010, at the Special Meeting of Stockholders to be held at 2207 Bridgepointe Parkway, San Mateo, California 94404, on August 26, 2010, at 10:00 a.m. Pacific Time, or any adjournment or postponement thereof.
(Continued and to be marked, signed and dated on the reverse side)